Exhibit 10.2

MASTER REPURCHASE AGREEMENT

This Master Repurchase Agreement, dated as of September 2, 2005 (as amended from time to time in accordance with the terms hereof, this “Agreement”), is among DB Structured Products, Inc. (“DBSP” or the “Committed Buyer”), Aspen Funding Corp. (“Aspen”), Newport Funding Corp. (“Newport”), Gemini Securitization Corp., LLC (“Gemini” and, together with Aspen and Newport, each a “Noncommitted Buyer” and collectively, the “Noncommitted Buyers” and, together with the Committed Buyer, each a “Buyer” and collectively, the “Buyers”), and New Century Mortgage Corporation (“NCMC”), New Century Credit Corporation (“NC Credit”), Home123 Corporation (“Home123”) and NC Capital Corporation (“NCCC”; together with NCMC, NC Credit and Home123, each a “Seller” and collectively, the “Sellers”).

WHEREAS, from time to time for a period from the date hereof to the Termination Date and subject to the terms hereof, the Committed Buyer and one or more Sellers may engage in transactions (each, a “Transaction”) whereby a Seller sells to the Committed Buyer certain Eligible Mortgage Loans at a price equal to the related Purchase Price and whereby the Committed Buyer agrees to resell each Purchased Asset to such Seller and such Seller agrees to repurchase each Purchased Asset from the Committed Buyer, on each Repurchase Date, which shall be a date certain not later than 30 days after the date of such purchase, at the Repurchase Price, all subject to and in accordance with the terms and conditions set forth below, provided that, at the sole discretion of the Committed Buyer, any such purchase requested by a Seller hereunder may be made by one of the Noncommitted Buyers on the terms set forth herein; and

WHEREAS, the Buyers and Sellers have entered into this Agreement in consideration of the mutual agreements hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged.

NOW THEREFORE, in consideration of the mutual undertakings herein expressed, the parties hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings (all terms defined in this Section 1 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Acceptable Attorney” shall have the meaning set forth in the Custodial Agreement.

“Accepted Servicing Practices” shall mean, with respect to any Mortgage Loan, those mortgage servicing practices of mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

“Actual Purchase Price” shall have the meaning set forth in Section 3(h)(ii).

“Additional Eligible Mortgage Loans” shall have the meaning set forth in Section 9(a).

“Adjusted Tangible Net Worth” shall mean, as to NCFC as of a particular date:

i.	all amounts which would be included under total stockholders equity on a consolidated balance sheet of NCFC and its consolidated Subsidiaries at such date, determined in accordance with GAAP, less

ii.	intangible assets of NCFC and its consolidated Subsidiaries determined in accordance with GAAP.

“Affiliate” shall mean, with respect to any Person, any “affiliate” of such Person as such term is defined in the Bankruptcy Code.

“Agency” shall mean Freddie Mac or Fannie Mae, as applicable.

“Agency Conforming Mortgage Loan” shall mean a first lien Mortgage Loan originated in accordance with the criteria of an Agency for purchase of Mortgage Loans.

“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Alt-A Mortgage Loan” shall mean a first and second lien Mortgage Loans originated in accordance with the Prime Underwriting Guidelines applicable to Alt-A Mortgage Loans that does not satisfy the criteria for Agency Conforming Mortgage Loans, Government Mortgage Loans or Jumbo Prime Mortgage Loans.

“ALTA” shall mean the American Land Title Association.

“Alternate Base Rate” shall mean, for any day, a fluctuating rate of interest per annum equal to the higher of: (i) the rate of interest most recently announced by Deutsche Bank AG as its prime lending rate for unsecured commercial loans within the United States, and (ii) 0.50% above the rate per annum at which Deutsche Bank AG, New York Branch, as a branch of a foreign bank, in its reasonable discretion, can acquire federal funds in the interbank overnight federal funds market, through brokers of recognized standing or otherwise, as most recently determined by Deutsche Bank AG, New York Branch. The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by Deutsche Bank AG or Deutsche Bank AG, New York Branch, in connection with extensions of credit.

“Applicable Margin” shall have the meaning set forth in the Fee Letter.

“Appraised Value” shall mean, with respect to any Mortgaged Property, the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of such Mortgaged Property.

“Aspen” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Asset File” shall have the meaning set forth in Section 10(a).

“Asset Value” shall mean, with respect to a Purchased Asset and any day, the lesser of (i) an amount equal to (A) the related Discount Percentage multiplied by (B) the Market Value of such Purchased Asset on such day and (ii) an amount equal to (A) with respect to any Purchased Asset which is a Subprime Mortgage Loan, 100% of the outstanding principal balance of such Purchased Asset on such day or (B) with respect to any Purchased Asset which is a Prime Mortgage Loan, the related Discount Percentage of the outstanding principal balance of such Purchased Asset on such day.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form (excluding therefrom the name of the assignee and mortgage recording information not yet returned from the applicable recording office), sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment and pledge of the Mortgage.

“Attorney’s Bailee Letter” shall have the meaning set forth in the Custodial Agreement.

“Available Credit Line” shall mean, with respect to any HELOC or One Time Close Loan and any date, the credit limit (whether drawn or undrawn) available under the related home equity revolving line of credit or “One Time Close” manufactured housing loans or one to four family housing loans, as applicable, on such date.

“Balloon Loan” shall mean a Mortgage Loan with a final Monthly Payment that is significantly larger than the other scheduled Monthly Payments in respect of such Mortgage Loan.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Business Day” shall mean any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loans institutions in the States of California or New York are authorized or obligated by law or executive order to be closed.

“Buyer” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Buyer’s Designated Persons” shall mean the Persons listed on Schedule D-1 to this Agreement.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” shall mean any of the following: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Control” means:

(a) any transaction or event as a result of which NCFC ceases to own, directly or indirectly, beneficially or of record, 100% of the stock of any Seller, except the merger or consolidation of one Seller with or into another Seller;

(b) any transaction or event as a result of which a Person other than an Affiliate prior to such transaction, owns more than 20% of NCFC’s stock;

(c) the sale, transfer, or other disposition of all or substantially all of any Seller’s or NCFC’s assets (excluding any such action taken in connection with any Securitization Transaction or whole loan sale in the ordinary course of its business); or

(d) the consummation of a merger or consolidation of NCFC with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by Persons who were not stockholders of NCFC, immediately prior to such merger, consolidation or other reorganization.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” shall have the meaning set forth in Section 11(a).

“Collection Account Bank” shall have the meaning set forth in Section 11(a).

“Combined Loan-to-Value Ratio” or “CLTV” shall mean, with respect to any Mortgage Loan, the ratio of (i) the sum of the original principal amount of such Mortgage Loan and, if the related Mortgaged Property is subject to another mortgage lien which is a first or second priority lien, the aggregate outstanding principal amount on the date of origination of such Mortgage Loan of the loans secured by such other liens to (ii) the lesser of (a) the Appraised Value of the related Mortgaged Property at origination or (b) if the Mortgaged Property was purchased in conjunction with the origination of such Mortgage Loan, the purchase price of the Mortgaged Property.

“Committed Buyer” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Conduit Buyer” shall mean any Buyer whose principal business consists of issuing commercial paper, medium term notes or other securities to fund its acquisition and maintenance of receivables, accounts, instruments, chattel paper, general intangibles and other similar assets or interests therein. The Buyers hereby confirm that each of Aspen, Newport and Gemini are Conduit Buyers.

“Confirmation” has the meaning specified in Section 3(b).

“Cooperative Documents” shall mean, with respect to any Cooperative Loan, (i) the related original promissory note, (ii) the related security agreement, (iii) the proprietary lease or occupancy agreement, (iv) a recognition agreement from the related cooperative housing corporation, (v) the related loan or other equivalent financing agreement, and (vi) the relevant stock certificate and related blank stock powers.

“Cooperative Loan” shall mean a cooperative apartment loan secured by a security interest in shares issued by a private, nonprofit, cooperative and in the related proprietary lease or occupancy agreement granting exclusive rights to occupy a specific dwelling unit in the cooperative housing corporation’s building.

“Costs” shall have the meaning set forth in Section 22(a).

“Credit Line Agreement” shall mean, with respect to a HELOC or One Time Close Loan, the related home equity line of credit agreement or manufactured housing or other applicable loan agreement, account agreement and promissory note (if any) executed by the related Mortgagor and any amendment or modification thereof.

“Custodial Agreement” shall mean that certain Custodial Agreement, dated as of September 2, 2005, among the Sellers, the Servicer, US Bank Corp. National Association and the Buyers, substantially in the form of Exhibit IV hereto, as the same shall be amended, modified and supplemented from time to time.

“Custodian” shall mean US Bank Corp. National Association, as custodian under the Custodial Agreement, and its successors and permitted assigns thereunder.

“Cut-off Date” shall mean, with respect to any Purchase Date, the first day of the month in which such Purchase Date occurs.

“Default” shall mean any event that, with the giving of notice or the passage of time or both, would constitute an Event of Default.

“Discount Percentage” shall have the meaning set forth in the Fee Letter.

“Disbursement Account” shall mean the Disbursement Account maintained pursuant to the Custodial Agreement.

“Distribution Date” shall mean the 10th day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Draw” shall mean, with respect to a HELOC or One Time Close Loan, an additional borrowing by the Mortgagor in accordance with the related Credit Line Agreement.

“DTI” shall mean, with respect to any Mortgage Loan, the ratio, at the date of origination of such Mortgage Loan, of the annual debt service of the related Mortgagor to the annual income of the Mortgagor.

“Due Date” shall mean, with respect to any Mortgage Loan, the day of the month on which the Monthly Payment is due on such Mortgage Loan, exclusive of any days of grace.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 15(a) shall have been satisfied.

“Electronic Agent” shall mean MERSCORP, Inc. or its successor in interest or assigns.

“Electronic Agent Agreement” shall mean an agreement in form and substance acceptable to the Buyers which may be entered into among the Electronic Agent, Committed Buyer, and Sellers.

“Eligible Mortgage Loan” shall mean, as of any date, a fixed or adjustable rate Mortgage Loan (including, without limitation, interest only Mortgage Loans) originated by a Seller in accordance with the Underwriting Guidelines and secured by a first or second lien on a one-to-four family residential property or, with respect to a Cooperative Loan, secured by a security interest in shares issued by a private, nonprofit, cooperative housing corporation and in the related proprietary lease or occupancy agreement granting exclusive rights to occupy a specific dwelling unit in the cooperative housing corporation’s building, as to which the representations and warranties in Schedule B hereof are correct as of such date and that, in the aggregate with other Eligible Mortgage Loans (i) is securitizable; or (ii) is salable as a whole loan, each as determined in the sole discretion of the Buyers, exercised in good faith; provided that no Mortgage Loan may be an Eligible Mortgage Loan if (x) it has a Mortgagor in bankruptcy, or (y) it has been converted to an REO Property. Each Eligible Mortgage Loan shall include all of the related Seller’s right, title and interest in all Records and Servicing Rights related thereto and all takeout commitments related thereto and all proceeds of such takeout commitments.

“Equity Proceeds” shall mean, with respect to NCFC, an amount equal to the net proceeds from the issuance of any equity securities of NCFC or the net proceeds to NCFC from contributions to capital or otherwise by another Person.

“ERISA” shall have the meaning provided in Schedule A.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which NCFC is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which NCFC is a member.

“Escrow Payments” shall mean, with respect to any Mortgage Loan, the amounts constituting taxes and/or fire and hazard insurance premiums required to be escrowed by the related Mortgagor with the related mortgagee pursuant to a voluntary escrow agreement between such parties.

“Estimated Purchase Price” shall have the meaning set forth in Section 3(h)(i).

“Event of Default” shall have the meaning set forth in Section 7 of this Agreement.

“Exceptions Report” shall have the meaning set forth in the Custodial Agreement.

“Fannie Mae” or “FNMA” shall mean Fannie Mae, formerly known as the Federal National Mortgage Association, or any successor thereto.

“Fee Letter” shall mean the letter agreement, dated as of September 2, 2005, between the Committed Buyer and the Sellers, as the same may from time to time be amended, supplemented or otherwise modified.

“FHA” shall mean the Federal Housing Administration, an agency within HUD, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA regulations.

“FHA Loan” shall mean a Mortgage Loan which was originated or purchased in accordance with the FHA Regulations and is the subject of an FHA Mortgage Insurance Contract.

“FHA Mortgage Insurance” shall mean, mortgage insurance authorized under the National Housing Act, as amended from time to time, and provided by the FHA.

“FHA Mortgage Insurance Contract” shall mean the contractual obligation of the FHA respecting the insurance of a Mortgage Loan.

“FHA Regulations” shall mean the regulations promulgated by the Department of Housing and Urban Development under the National Housing Act, as amended from time to time and codified in 24 Code of Federal Regulations, and other Department of Housing and Urban Development issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.

“Freddie Mac” or “FHLMC” shall mean the Federal Home Loan Mortgage Corporation, or any successor thereto.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States. If at any time any change in GAAP would affect the computation of any financial covenant set forth in this Agreement, and either a Seller or a Buyer shall so request, Sellers and Buyers shall negotiate in good faith to amend such financial covenant to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such financial covenant shall continue to be computed in accordance with GAAP as in effect prior to such change and (ii) the Sellers shall provide to Buyers financial statements and other documents required or requested under this Agreement setting forth a reconciliation between calculations of such financial covenant made before and after giving effect to such change in GAAP.

“Gemini” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Government Mortgage Loan” shall mean an FHA Loan or a VA Loan.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over NCFC or any Seller, any of their respective Subsidiaries or any of their respective properties.

“Gross Margin” shall mean, with respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note.

“Ground Lease” shall mean, with respect to any Mortgaged Property, a lease for all or any portion of the real property comprising such Mortgaged Property, the lessee’s interest in which is held by the Mortgagor of the related Mortgage Loan.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances or other obligations in respect of a Mortgaged Property. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if such Guarantee is limited to less than the full amount of such primary obligation or such primary obligation is not stated or determinable, the maximum reasonably anticipated liability in respect thereof under the terms of such Guarantee as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Hedge” shall mean, with respect to any or all of the Mortgage Loans, any swap, cap or collar agreement, forward sale contract, option contract, futures contract, interest-only security, principal-only security or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations or declines in market value, either generally or under specific contingencies, entered into by a Seller with a Hedge Counterparty and reasonably acceptable to the Buyers.

“Hedge Counterparty” shall mean a Person (i) (A) with long-term debt ratings of at least “A2” by Moody’s and “A” by S&P and (B) not on credit watch with negative implications (or similar status) and (ii) that has entered into a Hedge.

“HELOC” shall mean a Prime HELOC Mortgage Loan or a Subprime HELOC Mortgage Loan.

“Home123” shall have the meaning set forth in the introductory paragraph to this Agreement.

“HUD” shall mean the Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA mortgage insurance. The term “HUD,” for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

“Income” shall mean, with respect to any Purchased Asset at any time, any principal thereof then payable and all interest, dividends or other distributions payable thereon less any related servicing fee(s), if any (not to exceed 0.25% per annum on the outstanding principal amount of the Purchased Assets if payable to NCFC or any of its consolidated Subsidiaries or an amount agreed to pursuant to Section 6 of the Custodial Agreement if payable to a successor servicer).

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days after the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others Guaranteed by such Person; and (h) indebtedness of general partnerships of which such Person is a general partner.

“Index” shall mean, with respect to each adjustable rate Mortgage Loan, the index set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

“Interest-Only Mortgage Loan” shall mean a Mortgage Loan which provides that for a period of time, not in excess of 120 months, the Mortgagor shall only be required to pay the interest accrued thereon on a monthly basis.

“Interest Period” shall mean each period commencing on and including each Distribution Date (or, in the case of the first Interest Period, the Closing Date) and ending on but excluding the succeeding Distribution Date (or, if earlier, the Termination Date).

“Interest Rate Adjustment Date” shall mean, with respect to any adjustable rate Mortgage Loan, the date specified in the related Mortgage Note and the Mortgage Loan Schedule on which the Mortgage Interest Rate is adjusted.

“Jumbo Alt-A Mortgage Loan” shall mean a first lien Mortgage Loan that has been originated in accordance with the Prime Underwriting Guidelines for Alt-A Mortgage Loans with a principal balance greater than the lesser of (i) the balance permitted by such Prime Underwriting Guidelines and (ii) $650,000.

“Jumbo Mortgage Loan” shall mean a Jumbo Prime Mortgage Loan, Jumbo Alt-A Mortgage Loan or Jumbo Subprime Mortgage Loan.

“Jumbo Prime Mortgage Loan” shall mean a first lien Mortgage Loan that has been originated in accordance with the Prime Underwriting Guidelines for Agency Conforming Mortgage Loans with a principal balance greater than the balance permitted by an Agency.

“Jumbo Subprime Mortgage Loan” shall mean a Subprime First Lien Mortgage Loan that has been originated in accordance with the Subprime Underwriting Guidelines with a principal balance greater than the lesser of (i) the balance permitted by such Subprime Underwriting Guidelines and (ii) $650,000.

“LIBOR” shall mean, for any Interest Period, the rate per annum equal to the rate for one month deposits in Dollars which appears on Telerate Page 3750 as of 11:00 A.M. (London time) on the second Business Day prior to the first day of such Interest Period. If such rate does not appear on Telerate Page 3750, the rate per annum at which DBSP is offered Dollar deposits at or about 10:00 A.M., New York City time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of the DBSP’s loans are then being conducted for delivery on such day for a period of one month and in an amount comparable to the amount of purchases to be outstanding on such day.

“Lien” shall mean any pledge, lien, encumbrance or security interest.

“Loan-to-Value Ratio” or “LTV” shall mean, with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of such Mortgage Loan to the lesser of (a) the Appraised Value of the related Mortgaged Property at origination or (b) if the Mortgaged Property was purchased in conjunction with the origination of such Mortgage Loan, the purchase price of the Mortgaged Property.

“Manufactured Home” shall mean a unit of manufactured housing (within the meaning of Code section 25(e)(10)), a single family modular home or a single family house together with all accessions thereto constituting a portion of the Mortgaged Property securing the indebtedness of the Mortgagor under any Mortgage Loan.

“Margin Call” shall have the meaning set forth in Section 9(a).

“Margin Deficit” shall have the meaning set forth in Section 9(a).

“Market Value” shall have the meaning assigned in the Fee Letter.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations, financial condition or prospects of the Sellers and NCFC, taken as a whole, (b) the ability of NCFC to perform its obligations under any of the Transaction Documents to which it is a party, (c) the validity or enforceability of any of the Transaction Documents, (d) the rights and remedies of the Buyers under any of the Transaction Documents, (e) the timely payment of the Repurchase Price of any Transaction or other amounts payable in connection therewith or (f) the value of the Purchased Assets taken as a whole.

“Maximum Aggregate Purchase Price” shall have the meaning assigned in the Fee Letter.

“MERS” shall mean Mortgage Electronic Registration Systems, Inc. or its successors or assigns.

“MERS® System” shall mean the Electronic Agent’s mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Mortgage Loan as adjusted in accordance with changes in the Mortgage Interest Rate pursuant to the provisions of the Mortgage Note for an adjustable rate Mortgage Loan.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Mortgage” shall mean the mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first or second lien on the fee simple or leasehold in real property securing the Mortgage Note.

“Mortgage Interest Rate” shall mean the annual rate of interest borne on a Mortgage Note, which shall be adjusted from time to time with respect to adjustable rate Mortgage Loans.

“Mortgage Interest Rate Cap” shall mean, with respect to an adjustable rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

“Mortgage Loan” shall mean a mortgage loan or Cooperative Loan which the Custodian has been instructed to hold for the Buyers pursuant to the Custodial Agreement, and which Mortgage Loan includes, without limitation, (i) a Mortgage Note and related Mortgage or, in the case of a Mortgage Loan which is a Cooperative Loan, a Mortgage Note and the related Cooperative Documents and (ii) all of the related Seller’s right, title and interest in and to the Mortgaged Property covered by such Mortgage or, in the case of a Mortgage Loan which is a Cooperative Loan, all of the related Seller’s right, title and interest in and to the security interest in the shares issued by the related cooperative housing corporation and in the related proprietary lease or occupancy agreement described in the Cooperative Documents.

“Mortgage Loan Schedule” shall have the meaning set forth in Section 10(a).

“Mortgage Loan Schedule” shall have the meaning set forth in the Custodial Agreement.

“Mortgage Note” shall mean the original executed promissory note or other evidence of the indebtedness of a Mortgagor with respect to a Mortgage Loan.

“Mortgaged Property” shall mean the real property (including all improvements, buildings and fixtures and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” shall mean the obligor on a Mortgage Note.

“Multiemployer Plan” shall mean a Plan which is a Multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NCCC” shall have the meaning set forth in the introductory paragraph to this Agreement.

“NC Credit” shall have the meaning set forth in the introductory paragraph to this Agreement.

“NCFC” shall mean New Century Financial Corporation, a Maryland corporation.

“NCFC Guaranty” shall mean the guaranty made by NCFC in favor of the Buyers in accordance herewith and substantially in the form attached hereto as Exhibit I.

“NCMC” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Newport” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Net Income” shall mean, for any period, the consolidated net income of NCFC and its consolidated Subsidiaries for such period as determined in accordance with GAAP.

“Noncommitted Buyer” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Obligations” means (a) all of Sellers’ indebtedness, obligations to pay the Repurchase Price, Price Differential, and other obligations and liabilities, to the Buyers or the Custodian arising under, or in connection with, the Transaction Documents, whether now existing or hereafter arising; (b) any and all sums paid by any Buyer or on behalf of any Buyer in order to preserve any Purchased Asset or its interest therein in accordance with the terms hereof; and (c) in the event of any proceeding for the collection or enforcement of any of Sellers’ indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset, or of any exercise by any Buyer of its rights under the Transaction Documents, including, without limitation, attorneys’ fees and disbursements and court costs in accordance with the terms hereof.

“One Time Close 1-4 Family Housing Loan” shall mean a first lien Mortgage Loan that is secured by a one-to-four family residential property, that has been underwritten in accordance with Fannie Mae underwriting guidelines and that has been originated in accordance with (i) the criteria for purchase of such Mortgage Loans by a takeout investor listed on Schedule F hereto or otherwise approved in writing by the Committed Buyer and (ii) the Prime Underwriting Guidelines for “One Time Close” one-to-four family residential property loans.

“One Time Close Loan” shall mean a One Time Close Manufactured Housing Loan or a One Time Close 1-4 Family Housing Loan.

“One Time Close Manufactured Housing Loan” shall mean a first lien Mortgage Loan that is secured by a Manufactured Home, that is drawable over a period not in excess of 90 days, that has been underwritten in accordance with Fannie Mae underwriting guidelines and that has been originated in accordance with the Prime Underwriting Guidelines for “One Time Close” manufactured housing loans.

“Option ARM Mortgage Loan” shall mean a first lien Mortgage Loan that has been originated in accordance with the Prime Underwriting Guidelines for adjustable rate mortgage loans with options for the related Mortgagor as to each Monthly Payment.

“Origination Date” shall mean, with respect to a Mortgage Loan, the date of the Mortgage Note relating to such Mortgage Loan.

“Participants” shall have the meaning set forth in Section 18(b).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Assignee” shall mean (i) each Buyer, each Support Party and any commercial paper conduit administered by Deutsche Bank AG, New York Branch or its Affiliates, (ii) each other Person who has been consented to as a potential assignee by NCMC (which consent shall not be unreasonably withheld or delayed) and (iii) after the occurrence and during the continuance of an Event of Default, any other Person.

“Qualified Buydown Loan” shall mean an Agency Conforming Mortgage Loan, Government Mortgage Loan, Jumbo Prime Mortgage Loan or Alt-A Mortgage Loan containing a provision established in accordance with the applicable Prime Underwriting Guidelines under which funds are deposited by the Mortgagor, or anyone on behalf of the Mortgagor, into an account to be applied by or on behalf of a Seller or its successors or assigns to periodic payments of such Mortgage Loan.

“Qualified Cash Account” shall mean, with respect to a Mortgage Loan, a segregated deposit or investment account or accounts established by the applicable Seller and approved by the Committed Buyer, as to which (i) all of a related Mortgagor’s right, title and interest in and to such account or accounts and any funds deposited therein are subject to a first priority, valid, subsisting, enforceable and perfected lien and security interest in favor of the Seller of such Mortgage Loan and its successors and assigns securing such Mortgage Loan, (ii) immediately prior to the sale of the related Mortgage Loan to a Buyer, a Seller is the sole owner and holder of such lien and security interest and has full right to transfer, pledge and assign such lien and security interest to a Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest (other than the interest of such Mortgagor therein in accordance with the terms of the Mortgage Loan), and (iii) following the sale of such Mortgage Loan to a Buyer hereunder, such Buyer will hold such lien and security interest free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, (other than the interest of such Mortgagor therein in accordance with the terms of the Mortgage Loan and except any such security interest created pursuant to the terms of this Agreement).

“Qualified Escrow Holdback” shall mean provisions of an Agency Conforming Mortgage Loan, Government Mortgage Loan, Jumbo Prime Mortgage Loan or Alt-A Mortgage Loan under which a portion of the proceeds thereof or cash supplied by the Mortgagor, or any one on behalf of the Mortgagor, or both are deposited into a Qualified Cash Account to be applied in accordance with the applicable Prime Underwriting Guidelines and such Prime Mortgage Loan to fund the costs of completing improvements to the Mortgaged Property.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean at a particular time, any employee benefit plan which is covered by ERISA and in respect of which NCFC or a commonly controlled entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Post-Default Rate” shall have the meaning set forth in the Fee Letter.

“Price Differential” shall mean, with respect to any Purchased Asset and any date, the aggregate amount obtained by daily application of the Pricing Rate for the Transaction to which such Purchased Asset is subject to the Purchase Price for such Purchased Asset on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) such date of determination.

“Pricing Rate” shall have the meaning set forth in the Fee Letter.

“Prime Closed End Second Lien Mortgage Loan” shall mean a Mortgage Loan secured by a mortgage, deed of trust or other instrument creating a second lien on the related Mortgaged Property that is underwritten in accordance with the Prime Underwriting Guidelines for second lien Mortgage Loans.

“Prime HELOC Mortgage Loan” shall mean a home equity revolving line of credit secured by a mortgage, deed of trust or other instrument creating a second lien on the related Mortgaged Property, which lien secures the related line of credit and that is underwritten in accordance with the Prime Underwriting Guidelines for home equity revolving lines of credit.

“Prime Mortgage Loans” shall mean Agency Conforming Mortgage Loans, Government Mortgage Loans, Jumbo Prime Mortgage Loans, Alt-A Mortgage Loans, Option ARM Mortgage Loans, Prime HELOC Mortgage Loans, One Time Close Loans and Prime Closed End Second Lien Mortgage Loans.

“Prime Underwriting Guidelines” shall mean the underwriting guidelines of NCMC and the other Sellers used in connection with the origination of the Prime Mortgage Loans, which underwriting guidelines are attached hereto as Exhibit III-A, as revised from time to time.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchased Assets” shall mean the Mortgage Loans (including any additional Mortgage Loans transferred pursuant to Section 9(a)) sold by any Seller to a Buyer in a Transaction.

“Purchase Date” shall mean, with respect to any Purchased Assets, the date on which such Purchased Assets are transferred by a Seller to a Buyer or its designee (including the Custodian).

“Purchase Price” shall mean, with respect to any Eligible Mortgage Loans, the Asset Value of such Eligible Mortgage Loans on the Purchase Date with respect thereto.

“Qualified Insurer” shall mean, with respect to any Mortgaged Property, an insurance company duly qualified as such under the laws of the states in which the Mortgaged Property is located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, and acceptable to FNMA and FHLMC.

“Records” shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Sellers, Servicer or any other person or entity with respect to a Mortgage Loan. Records with respect to any Mortgage Loan shall include the related Mortgage Note, Mortgage, Asset File, credit files and any other instruments necessary to document or service such Mortgage Loan.

“REO Property” shall mean real property assets purchased or acquired by a Seller as a result of foreclosure or deed in lieu of foreclosure of a mortgage or deed of trust.

“Repurchase Date” shall mean, with respect to any Purchased Assets, the date on which the related Seller is to repurchase the Purchased Assets from a Buyer which will be the earliest of (a) the Termination Date, (b) the date determined by application of Section 8 and (c) the date specified pursuant to the Confirmation delivered pursuant to Section 3(b) or specified pursuant to Section 3(f); provided that, in no event shall such date specified in this clause (c) be later than the succeeding Distribution Date.

“Repurchase Price” shall mean, with respect to any Purchased Asset and any date, the sum of (i) the Purchase Price with respect to such Purchased Asset plus (ii) the Price Differential as of the date of such determination decreased, in the case of clauses (i) and (ii), by all cash and Income on Purchased Assets actually received by such Buyer pursuant to Sections 9 and 12 plus (iii) any Breakage Costs due pursuant to Section 3(i) with respect to such Purchased Asset.

“Responsible Officer” shall mean, as to any Person, the chairman, chief executive officer, president or executive vice president or, with respect to certification of financial matters, the chief financial officer or treasurer of such Person. As of the date hereof, the Responsible Officers of the Sellers are set forth on Schedule E attached hereto, and each Seller shall promptly notify Buyers of any change with respect to the identity of its Responsible Officers.

“S&P” shall mean Standard & Poor’s Ratings Services and its successors.

“Second Mortgage Loan” shall mean a Prime Closed End Second Lien Mortgage Loan or Subprime Closed End Second Lien Mortgage Loan Mortgage Loan.

“Securitization Transaction” shall mean an underwritten offering of securities issued by a trust sponsored by NCFC or an Affiliate thereof and backed by assets that would meet the criteria for Eligible Mortgage Loans or by substantially similar assets owned or acquired by NCFC or its Affiliates.

“Seller” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Seller’s Designated Persons” shall mean the Persons listed on Schedule D-2 to this Agreement.

“Servicer” shall mean (a) NCMC, (b) RBC Centura, (c) with respect to Option ARM Mortgage Loans and HELOCs, Countrywide Home Loans, Inc. or (d) any other person acceptable to the Buyers named in a Servicer Extension Notice in such Person’s capacity as servicer of the Purchased Assets pursuant to Section 11.

“Servicer Extension Notice” shall have the meaning set forth in Section 11(a).

“Servicing Agreement” shall mean any agreement (other than the Custodial Agreement) giving rise or relating to Servicing Rights with respect to a Purchased Asset, including any assignment or other agreement relating to such agreement.

“Servicing Fee” shall have the meaning set forth in Section 11(b).

“Servicing File” shall mean, with respect to each Mortgage Loan, the file Servicer retains consisting of originals of all documents which are not delivered to the Custodian and copies of the documents in the related Asset File delivered to the Custodian.

“Servicing Records” shall have the meaning set forth in Section 11(c).

“Servicing Rights” shall mean contractual, possessory or other rights of a Seller or any other Person, whether arising under the Servicing Agreement, the Custodial Agreement or otherwise, to administer or service a Purchased Asset or to possess related Records.

“Settlement Account” shall mean the Settlement Account maintained pursuant to the Custodial Agreement.

“Subprime First Lien Mortgage Loans” shall mean a first lien Mortgage Loan that is underwritten in accordance with the Subprime Underwriting Guidelines.

“Subprime Closed End Second Lien Mortgage Loan” shall mean a Mortgage Loan secured by a mortgage, deed of trust or other instrument creating a second lien on the related Mortgaged Property that is underwritten in accordance with the Subprime Underwriting Guidelines for second lien Mortgage Loans.

“Subprime HELOC Mortgage Loans” shall mean a home equity revolving line of credit secured by a mortgage, deed of trust or other instrument creating a second lien on the related Mortgaged Property, which lien secures the related line of credit and that is underwritten in accordance with the Subprime Underwriting Guidelines for home equity revolving lines of credit.

“Subprime Mortgage Loans” shall mean Subprime First Lien Mortgage Loans, Subprime HELOC Mortgage Loans and Subprime Closed End Second Lien Mortgage Loans.

“Subprime Underwriting Guidelines” shall mean the underwriting guidelines of NCMC and the other Sellers used in connection with the origination of the Subprime Mortgage Loans, which underwriting guidelines are attached hereto as Exhibit III-B, as revised from time to time.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Support Facility” shall mean any liquidity or credit support agreement with a Conduit Buyer which relates to this Agreement and the Transactions entered into by such Conduit Buyer hereunder (including any agreement to purchase an assignment of or participation in such Transactions).

“Support Party” shall mean any bank or other financial institution extending or having a commitment to extend funds to or for the account of a Conduit Buyer (including by agreement to purchase an assignment of or participation in Transactions of such Conduit Buyer) under a Support Facility.

“Termination Date” shall have the meaning assigned in the Fee Letter.

“Total Recourse Indebtedness” shall mean, for any date, the aggregate Indebtedness of NCFC and its consolidated Subsidiaries on a consolidated basis on such date less any non-recourse Indebtedness of NCFC and its consolidated Subsidiaries which is rated by either S&P or Moody’s or which is incurred in the ordinary course of business consistent with past practice.

“Transaction” shall have the meaning specified in the recitals to this Agreement.

“Transaction Documents” shall mean this Agreement, the NCFC Guaranty, the Custodial Agreement, the Fee Letter, any Electronic Agent Agreement, any Servicing Agreement and all other agreements entered into by any Seller or NCFC in connection with any Transaction.

“Trust Receipt” shall mean a trust receipt issued by the Custodian to a Buyer confirming the Custodian’s possession of certain Asset Files which are the property of and held by the Custodian for the benefit of such Buyer or the registered holder of such trust receipt.

“Underwriting Guidelines” shall mean the Prime Underwriting Guidelines and the Subprime Underwriting Guidelines.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code, as in effect from time to time in the relevant jurisdiction.

“Unutilized Credit Line” shall mean, with respect to any Purchased Asset which is a HELOC or One Time Close Loans and on any date, the Available Credit Line with respect to such Purchased Asset on such date minus the outstanding principal amount of such Purchased Asset on such date.

“VA” shall mean the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

“VA Loan” shall mean a Mortgage Loan which is subject of a VA Loan Guaranty Agreement as evidenced by a loan guaranty certificate.

“VA Loan Guaranty Agreement” shall mean the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, as amended.

“Wet-Ink Delivery Date” shall mean, with respect to any Wet-Ink Mortgage Loan, the seventh Business Day following the related Purchase Date.

“Wet-Ink Funding Account” shall mean an account established in the name of the Sellers, subject to the dominion and control of the Buyers, at the Custodian pursuant to the terms of the Custodial Agreement.

“Wet-Ink Mortgage Loan” shall mean an Eligible Mortgage Loan which the related Seller is selling to a Buyer simultaneously with the origination thereof, or for which the Custodian is not in possession of the related Mortgage Note.

“Wet-Ink Limit” shall mean (i) other than during the first and last five Business Days of any calendar month, 40% of the Maximum Aggregate Purchase Price and (ii) during the first and last five Business Days of any calendar month, 50% of the Maximum Aggregate Purchase Price.

“Wiring Schedule” shall have the meaning set forth in Section 3(h)(iii)(1).

2. Fee Letter. The Sellers agree to pay to Buyers on or prior to the dates set forth in the Fee Letter the fees set forth therein.

3. Transactions: Initiation; Confirmation; Termination; Maximum Transaction Amounts.

(a)	Subject to the terms and conditions of this Agreement and the other Transaction Documents, this Agreement is a commitment by the Committed Buyer to purchase from Sellers certain Eligible Mortgage Loans and the Committed Buyer agrees to enter into Transactions from time to time with any Seller, provided the aggregate Purchase Price for all Purchased Assets at any one time subject to then outstanding Transactions shall not exceed the Maximum Aggregate Purchase Price minus the aggregate Unutilized Credit Line with respect to all Purchased Assets which are HELOCs or One Time Close Loans.

(b)	An agreement to enter into a Transaction may be entered into in writing (a “Confirmation”) at the initiation of either a Buyer or a Seller. The Purchase Price for any Transaction shall exceed $1,000,000. Each Confirmation shall specify the Purchase Date, the Purchase Price and the Repurchase Date for the related Transaction, provided that a Confirmation with respect to Wet-Ink Mortgage Loans need only contain the information required by paragraph (h) of this Section 3. Any Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed to between a Buyer and a Seller with respect to the Transaction to which the Confirmation relates. In the event of any conflict between this Agreement and a Confirmation, the terms of the Confirmation shall control with respect to the related Transaction.

(c)	Before 4:00 p.m. (New York City time) on the second Business Day prior to any Purchase Date or any substitution and/or addition of Eligible Mortgage Loans pursuant to Section 9, the related Seller shall deliver to the applicable Buyer via electronic modem or computer tape the information related to the Eligible Mortgage Loans to be so purchased or substituted, including, without limitation, the tape fields as set forth in Annex I of the Custodial Agreement, provided that the foregoing shall not apply to Wet-Ink Mortgage Loans.

(d)	At least one Business Day prior to any Purchase Date or any substitution and/or addition of Eligible Mortgage Loans pursuant to Section 9, the related Seller shall cause the Custodian to deliver to the applicable Buyer by telecopier (with hard copy to follow promptly) a Trust Receipt for the Eligible Mortgage Loans to be so purchased or substituted, provided that the foregoing shall not apply to Wet-Ink Mortgage Loans.

(e)	In the case of Transactions terminable upon demand, such demand shall be made by the applicable Buyer or Seller by telephone or otherwise (confirmed by fax), no later than 1:00 p.m. (New York City time) on the Business Day prior to the day on which such termination will be effective.

(f)	If the Repurchase Date with respect to any Transaction is a Distribution Date, unless the related Buyer is otherwise notified by the applicable Seller at least one (1) Business Day prior to any such Repurchase Date, the Purchased Assets with respect to such Transaction shall automatically become the subject of a new Transaction so long as the conditions precedent set forth in clauses (ii) through (iv) of Section 15(b) are satisfied with respect thereto. The Purchase Price with respect to each such new Transaction shall be equal to the outstanding Purchase Price of the preceding Transaction after giving effect to all distributions with respect thereto pursuant to Section 12 on such Distribution Date and the Repurchase Date with respect thereto shall be the succeeding Distribution Date, provided that if the Repurchase Date so determined is later than the Termination Date, the Repurchase Date for such Transaction shall automatically reset to the Termination Date.

(g)	If not automatically subject to a new Transaction on the Repurchase Date pursuant to paragraph (f), on the Repurchase Date, termination of the Transaction will be effected by transfer to the related Seller or its designee of the Purchased Assets (and any Income in respect thereof received by the applicable Buyer not previously credited or transferred to, or applied to the obligations of, such Seller pursuant to Section 12) against the simultaneous transfer of the Repurchase Price to an account of such Buyer. Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Loan. The aggregate Repurchase Price payable on any Repurchase Date shall exceed $1,000,000 (or such lesser amount as shall represent the aggregate Repurchase Price for all Purchased Assets then subject to outstanding Transactions). The related Seller shall obtain the Asset File related to the Transaction from such Buyer or its designee at such Seller’s expense.

(h)	With respect to each Wet-Ink Mortgage Loan:

i.	At least one Business Day prior to the related Purchase Date, the related Seller shall deliver to applicable Buyer a notice in the form of an e-mail, fax or other writing acceptable to the related Seller as to the approximate outstanding principal balance of Wet-Ink Mortgage Loans to be sold to such Buyer on such Purchase Date, and the approximate amount of the related Purchase Price (the “Estimated Purchase Price”);

ii.	No later than the related Purchase Date, the related Seller shall deliver to applicable Buyer a schedule setting forth the mortgage loan identification number, the Mortgagor name, the outstanding principal balance of Wet-Ink Mortgage Loans to be sold to such Buyer on such Purchase Date and the amount of the related Purchase Price (the “Actual Purchase Price”). On the related Purchase Date, the applicable Buyer shall remit the amount of the Estimated Purchase Price directly to the Wet-Ink Funding Account to be disbursed by the Custodian in accordance with the Custodial Agreement.

iii.	With respect to Wet-Ink Mortgage Loans which are being funded in whole or in part by means of:

(1)	wire transfer, on or prior to the related Purchase Date, the related Seller shall provide to applicable Buyer a schedule (the “Wiring Schedule”) setting forth the loan identification number, the loan amount to be funded by wire transfer and wiring directions for each Wet-Ink Mortgage Loan (provided, that the Sellers shall provide such a Wiring Schedule to the Buyers not more than four (4) times per Purchase Date). Upon receipt by applicable Buyer of the Wiring Schedule, such Buyer shall forward the Wiring Schedule and direct the Custodian to wire the related funding amount to each Mortgagor from the Disbursement Account or other account established pursuant to the Custodial Agreement; or

(2)	one or more checks, Buyer shall review the Mortgage Loan Schedule and the Exceptions Report with respect to each Wet-Ink Mortgage Loan on each day.

(i)	If a Seller repurchases Purchased Assets on any day which is not a Repurchase Date for such Purchased Assets, such Seller shall indemnify the related Buyer and hold such Buyer harmless from any losses, costs and/or expenses which such Buyer may sustain or incur arising from the reemployment of funds obtained by such Buyer hereunder or from fees payable to terminate the deposits from which such funds were obtained (“Breakage Costs”), in each case for the remainder of the applicable 30 day period. Such Buyer shall deliver to such Seller a statement setting forth the amount and basis of determination of any Breakage Costs in such detail as determined in good faith by such Buyer to be adequate, it being agreed that such statement and the method of its calculation shall be adequate and shall be conclusive and binding upon such Seller, absent manifest error. The provisions of this Section 3(i) shall survive termination of this Agreement and the repurchase of all Purchased Assets subject to Transactions hereunder.

4. Representations and Warranties. Each Seller represents and warrants to the Buyers that:

(a)	General Representations and Warranties. Throughout the term of this Agreement, each of the representations and warranties specified on Schedule A attached hereto are true and correct in all material respects.

(b)	Representations and Warranties as to Mortgage Loans. As of the related Purchase of any Mortgage Loan, each of the representations and warranties specified on Schedule B attached hereto is true and correct as to each of the related Mortgage Loans in all material respects; and, with respect to each Purchase Date, each related Mortgage Loan is an Eligible Mortgage Loan.

If a Seller breaches a representation or warranty specified on Schedule B attached hereto or as set forth above with respect to any Purchased Asset, the related Buyer shall have the right to accelerate to a date designated by such Buyer the related Repurchase Date of the directly affected Mortgage Loan if such breach has not been cured in all material respects at the expiration of 5 Business Days following the notice to or discovery thereof by a Responsible Officer of such Seller.

5. Security Releases; Confirmations. With respect to each Transaction, the related Seller shall deliver to the related Buyer no later than the related Purchase Date, one or more security release certifications, if applicable and in the form of Exhibit II hereto, certifying the release of any security interest of a third party which may have existed with respect to any of the Mortgage Loans subject to such Transaction immediately prior to such Purchase Date unless such Seller has delivered to the related Buyer a bailee letter evidencing such release, in form and substance reasonably acceptable to such Buyer.

6. Title; Recordation of Mortgage Loans. Title to all Purchased Assets shall pass to the related Buyer and such Buyer shall have free and unrestricted use of all Purchased Assets. Nothing in this Agreement shall preclude a Buyer from engaging in repurchase transactions with the Purchased Assets or otherwise pledging, repledging, hypothecating, or rehypothecating the Purchased Assets, but no such transaction shall relieve such Buyer of its obligations to transfer Purchased Assets to the related Seller pursuant to Section 3. Nothing contained in this Agreement shall obligate a Buyer to segregate any Purchased Assets delivered to such Buyer by the Sellers.

Upon and during the continuance, but not prior to, an Event of Default and the expiration of the related cure period or upon the failure of any Seller to repurchase any Purchased Asset on the related Repurchase Date, the related Buyer may record any of such Purchased Asset in its name or the name of its agent and may resell the Purchased Asset, with the right to record given to the purchaser.

7. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” (each of which shall be deemed to continue until Buyers notify Sellers that such Event of Default has been waived):

(a)	Any Buyer shall reasonably request, specifying the reasons for such request, information, and/or written responses to such requests, regarding the financial well-being of any Seller or NCFC and such information and/or responses shall not have been provided to the requesting party within 30 days after such request;

(b)	A Change of Control shall occur;

(c)	There is (A) a material breach by any Seller or NCFC of any material representation and warranty contained in this Agreement or any other Transaction Document (other than a representation or warranty relating to a particular Mortgage Loan unless the related Seller shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made), or (B) a failure by any Seller to repurchase the related Purchased Assets on the related Repurchase Date or the related Termination Date or to cure a Margin Deficit in the time permitted under Section 9 or (C) a failure by any Seller to make any other payment payable by it hereunder or (D) any other failure by any Seller or NCFC to observe and perform in any material respect its material covenants, agreements and obligations with Buyers contained in this Agreement or any other Transaction Document to which it is a party, and such failure has not been cured in all material respects at the expiration of five (5) Business Days following notice to or discovery thereof by such Seller or NCFC;

(d)	If any Seller or NCFC shall make an assignment for the benefit of creditors, or admit in writing its inability to pay debts as they become due, or generally not pay its debts as they become due, or file any petition, application or answer seeking for itself any entry of an order for relief, protective decree, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code or any other federal, state or foreign, present or future, statute, law or regulation, or be subject to any such order for relief or protective decree entered by a court, or file any answer admitting or not controverting the material allegations of such a petition or application filed against any Seller or NCFC, or seek or acquiesce in the appointment or designation of, or taking possession by, any trustee, receiver, custodian, examiner, liquidator or agent in respect of all or a substantial part of the property of any Seller or NCFC, or the trustees, directors, majority shareholders, partners or other principals, as the case may be, of any Seller or NCFC thereof shall take any action looking to the dissolution or liquidation of any Seller or NCFC or to the taking of any action described in this subsection (e);

(e)	If an action shall be commenced or a petition or application shall be filed against any Seller or NCFC seeking any order for relief, protective decree, reorganization, arrangement, winding-up, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code, Securities Investor Protection Act or any federal, state or foreign present or future statute, law or regulation and such action, petition or application shall not have been dismissed or all orders or proceedings thereunder stayed or vacated, or such stay shall be set aside, in each instance for a period of 60 or more days, or any trustee, receiver, custodian, examiner, liquidator or agent of all or a substantial part of the property of any Seller or NCFC shall be appointed or designated and such appointment or designation shall not have been vacated;

(f)	If the uninsured portion of any judgment for the payment of money is in excess of (x) in the case of NCFC, $25,000,000 or (y) in the case of any Seller, $10,000,000, shall be entered or rendered against a Seller or NCFC, or NCFC or a Seller, as the case may be, shall have received notice of such judgment and such judgment shall not have been discharged in full or effectively stayed as to enforcement and execution after the passage of 60 days following the date on which it is entered;

(g)	If any Seller or NCFC shall default (as principal, guarantor or surety) in the payment of any principal or interest on any indebtedness in excess of (x) in the case of NCFC, individually or in the aggregate, $25,000,000 or (y) in the case of a Seller, $10,000,000, or in the performance of or compliance with any agreement, instrument or other writing evidencing such indebtedness or delivered pursuant thereto or in connection therewith, which default shall have continued beyond any applicable period of grace and would permit the holder of such indebtedness to accelerate payment of the principal thereof;

(h)	Any Seller or NCFC shall admit its inability to, or intention not to, perform in any material respect any of its obligations under any of the Transaction Documents to which it is a party;

(i)	This Agreement shall for any reason not create or cease to create a valid, perfected first priority security interest or ownership interest upon transfer of the Purchased Assets purported to be covered hereby, or any Seller shall grant, or suffer to exist, any Lien on any Purchased Assets except (i) the Liens contemplated hereby and (ii) any Lien on Sellers’ Hedges with respect to Prime Mortgage Loans which is (A) granted to any Person entering into a repurchase agreement or loan agreement with respect to Prime Mortgage Loans of the Sellers which are not subject to Transactions hereunder and (B) pari passu with or junior to the Lien of the Buyers on the Sellers’ Hedges;

(j)	The Custodial Agreement or any other Transaction Document shall for any reason cease to be in full force and effect (other than, with respect to the Custodial Agreement, a voluntary termination thereof, provided, that a custodial agreement in form and substance reasonably acceptable to Committed Buyer in its sole discretion with a successor custodian acceptable to Committed Buyer in its sole discretion has been entered into);

(k)	NCFC shall fail to pay when due any amounts owing under the NCFC Guaranty or shall fail to satisfy any financial covenant set forth on Schedule C;

(l)	Any Seller shall fail to instruct Servicer to promptly commence transferring servicing to the successor servicer designated by a Buyer pursuant to Section 11 hereof following such Buyer’s instruction or Servicer shall fail to fully transfer servicing to a successor servicer designated by such Buyer pursuant to Section 11 hereof within 30 Business Days following such Buyer’s instruction; or

(m)	A Seller fails to transfer the Purchased Assets to Buyer on the Purchase Date if Buyer has tendered the Purchase Price therefor;

(n)	Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of a Seller, the Guarantor or the Servicer, or to curtail in any material respect its authority in the conduct of the business of a Seller, the Guarantor or the Servicer, or takes any action in the nature of enforcement to remove, limit or restrict the approval of a Seller, the Guarantor or the Servicer as an issuer, buyer or a seller or, in the case of the Servicer, a servicer of Mortgage Loans or securities backed thereby;

(o)	NCFC’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of NCFC or any Seller as a “going concern” or a reference of similar import;

(p)	Any default by a Seller resulting in a Material Adverse Effect shall have occurred and be continuing under a Servicing Agreement;

(q)	Any change of a servicer of the Mortgage Loans without the prior consent of the Buyers;

(r)	The failure of NCFC at any time to continue to be (i) qualified as a real estate investment trust as defined in Section 856 of the Code and (ii) entitled to a dividend paid deduction under Section 857(b) of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120 – REIT filed with the United States Internal Revenue Service for such year, or the entering into by NCFC of any material “prohibited transactions” as defined in Section 857(b) of the Code; or

(s)	The failure of NCFC to satisfy any of the following asset or income tests. For purposes of these tests, NCFC’s gross income and the value of the NCFC’s total assets are inclusive of the gross income and the value of the total assets of any qualified REIT subsidiaries of NCFC (within the meaning of Section 856(i) of the Code):

(i) At the close of each taxable year, at least 75 percent of NCFC’s gross income consists of (A) “rents from real property” within the meaning of Section 856(c)(3)(A) of the Code, (B) interest on obligations secured by mortgages on real property or on interests in real property, within the meaning of Section 856(c)(3)(B) of the Code, (C) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) which is not property described in Section 1221(a)(1) of the Code, within the meaning of Section 856(c)(3)(C) of the Code, (D) dividends or other distributions on, and gain (other than gain from “prohibited transactions” within the meaning of Section 857(b)(6)(B)(iii) of the Code) from the sale or other disposition of, transferable shares (or transferable certificates of beneficial interest) in other qualifying REITs within the meaning of Section 856(c)(3)(D) of the Code, and (E) amounts described in Sections 856(c)(3)(E) through 856(c)(3)(I) of the Code;

(ii) At the close of each taxable year, at least 95 percent of NCFC’s gross income consists of (A) the items of income described in Section 7(s)(i) hereof (other than those described in Section 856(c)(3)(I) of the Code), (B) gain realized from the sale or other disposition of stock or securities which are not property described in Section 1221(a)(1) of the Code, (C) interest, and (D) dividends, in each case within the meaning of Section 856(c)(2) of the Code;

(iii) At the close of each quarter of each of NCFC’s taxable years, at least 75 percent of the value of NCFC’s total assets (as determined in accordance with Treasury Regulations Section 1.856-2(d)) consists of real estate assets within the meaning of Sections 856(c)(4) and 856(c)(5)(B) of the Code, cash and cash items (including receivables which arise in the ordinary course of NCFC’s operations, but not including receivables purchased from another person), and government securities; and

(iv) At the close of each quarter of each of NCFC’s taxable years, (A) not more than 25 percent of the value of NCFC’s total assets is represented by securities (other than securities includible in Section 7(s)(iii) hereof and securities of one or more qualified REIT subsidiaries (within the meaning of Section 856(i) of the Code)), (B) not more than 20 percent of the value of NCFC’s total assets is represented by securities of one or more taxable REIT subsidiaries, and (C) other than securities includible in Section 7(s)(iii) hereof, securities of qualified REIT subsidiaries (within the meaning of Section 856(i) of the Code), and securities of taxable REIT subsidiaries, (I) not more than 5 percent of the value of NCFC’s total assets is represented by securities of any one issuer, and (II) neither NCFC nor any of its qualified REIT subsidiaries (within the meaning of Section 856(i) of the Code) hold securities possessing more than 10 percent of either the total voting power or the total value of the outstanding securities of any one issuer.

8. Buyer Remedies. Upon the occurrence and during the continuance of an Event of Default, each Buyer, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default pursuant to Section 7(d) or (e) hereof and shall be deemed to be an election to exercise the right described in clause (b) of this Section 8), shall have any or all of the following rights and remedies, which may be exercised by such Buyer:

(a)	Terminate and accelerate to a date designated by such Buyer, the Repurchase Date of each directly affected Transaction with such Buyer; or

(b)	Terminate and accelerate to a date designated by such Buyer the Repurchase Date of all Transactions with such Buyer hereunder.

If a Buyer exercises or is deemed to have exercised the option to accelerate the Repurchase Date of any or all Transactions, (i) the Sellers’ obligations in such Transactions to repurchase all Purchased Assets, at the Repurchase Price therefor on such accelerated Repurchase Date, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by such Buyer and applied, in such Buyer’s sole discretion, to the aggregate unpaid Repurchase Prices for all outstanding Transactions and any other amounts owing by the Sellers hereunder, and (iii) the Sellers shall immediately deliver to Buyer the Asset Files relating to any Purchased Assets subject to such Transactions then in the Sellers’ possession or control.

Each Buyer may, on or following the first Business Day following the date on which the Repurchase Price with respect to any Transaction became due and payable pursuant to this Section 8 above, (A) sell, on a servicing-released basis, without notice or demand of any kind, at a public or private sale and at such price or prices as such Buyer may reasonably deem satisfactory any or all Purchased Assets subject to such Transaction or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give the related Seller credit for such Purchased Assets in an amount equal to the Market Value of such Purchased Assets (as determined by such Buyer) against the aggregate unpaid related Repurchase Price and any other amounts owing by such Seller hereunder, upon which application the Repurchase Price or any such other amounts shall be reduced by the amount as applied and such Buyer shall be released from any obligation to sell, return or redeliver such Purchased Assets. If any Purchased Assets remain after all obligations to Buyers of the Sellers under this Agreement have been satisfied, Buyers or their agent shall promptly return to the Sellers or their agent the balance of such Purchased Assets less any costs or expenses incurred by Buyers in enforcing their rights to the Purchased Assets under this Agreement.

Buyers may apply any proceeds from the liquidation of the Purchased Assets to the Repurchase Prices hereunder and all other obligations of the Sellers in the manner the Buyers deem appropriate in their sole discretion.

Upon the occurrence and during the continuance of an Event of Default, each Buyer shall have, except as otherwise expressly provided in this Agreement, the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by each Seller.

Each Seller hereby authorizes each Buyer to file such financing statement or statements relating to the Purchased Assets without such Seller’s signature thereon as such Buyer at its option may deem appropriate, and appoints such Buyer as such Seller’s attorney-in-fact to execute any such financing statement or statements in such Seller’s name and to perform all other acts which such Buyer deems appropriate to perfect and continue the lien and security interest granted hereby and, upon the occurrence and during the continuance of an Event of Default, to protect, preserve and realize upon the Purchased Assets, including, but not limited to, the right to endorse notes, complete blanks in documents and execute assignments on behalf of such Seller as its attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable without such Buyer’s consent. Each Buyer may enforce its security interest in the Purchased Assets.

Because each Seller recognizes that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid, each Seller agrees that liquidation of the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, a Buyer may elect, in such Buyer’s sole discretion, the time and manner of liquidating any Purchased Assets and nothing contained herein shall (A) obligate such Buyer to liquidate any Purchased Assets on the occurrence of an Event of Default or to liquidate all Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any of Buyer’s rights or remedies. However, in recognition of each Buyer’s agreement that the transactions hereunder have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual relationship and that each Transaction has been entered into in consideration of the other Transactions, each Buyer agrees that it shall use its best efforts to liquidate all Purchased Assets hereunder upon the occurrence and during the continuance of an Event of Default as quickly as is prudently possible in such Buyer’s reasonable judgment.

To the extent permitted by applicable law, the Sellers shall be liable to the Buyers for interest on any amounts owing by the Sellers hereunder, from the date the Sellers becomes liable for such amounts hereunder until such amounts are (i) paid in full by the Sellers or (ii) satisfied in full by the exercise of Buyers’ rights hereunder. Interest on any sum payable by the Sellers under this paragraph shall be at a rate equal to the Post-Default Rate.

Each Buyer shall, without regard to the adequacy of the security for any Seller’s obligations under this Agreement, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Assets or any portion thereof; and collect the payments due with respect to the Purchased Assets or any portion thereof. The Sellers shall pay all costs and expenses incurred by each Buyer in connection with the appointment and activities of such receiver.

Each Buyer may obtain an injunction or an order of specific performance to compel each Seller to fulfill its obligations, if such Seller fails or refuses to perform their obligations as set forth therein.

Each Buyer shall have the right to direct all servicers then servicing any Purchased Assets to remit all collections thereon to such Buyer, and if any such payments are received by any Seller, the Sellers shall not commingle the amounts received with other funds of the Sellers and shall promptly pay them over to Buyers. Each Buyer shall also have the right to terminate any one or all of the servicers then servicing any Purchased Assets with or without cause.

The Sellers shall be liable to Buyers for the amount of all expenses, including reasonable legal or other expenses incurred by Buyers in connection with or as a consequence of an Event of Default.

Upon the occurrence and during the continuance of an Event of Default, each Buyer may, at its option and at the Sellers’ expense, using its reasonable business judgment, enter into one or more Hedges covering all or a portion of the Purchased Assets, and the Sellers shall be responsible for all damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against the Buyers relating to or arising out of such Hedges; including, without limitation, any losses resulting from such Hedges.

Each Buyer shall have all the rights and remedies provided herein, provided by applicable federal, state, foreign, and local laws (including, without limitation, the rights and remedies of a secured party under the Uniform Commercial Code of the State of New York, to the extent that the Uniform Commercial Code is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyers and Sellers.

Each Seller recognizes that a Buyer may be unable to effect a public sale of any or all of the Purchased Assets, by reason of certain prohibitions contained in the applicable federal securities laws and applicable state securities laws or otherwise, and may be compelled, in such Buyer’s opinion to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.

Each Seller acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner. No Buyer shall be under any obligation to delay a sale of any of the Purchased Assets for the period of time necessary to permit any Seller to register such securities for public sale under the federal securities laws, or under applicable state securities laws, even if such Seller would agree to do so.

Each Seller further agrees to use reasonable efforts to do or cause to be done all such other acts as may be reasonably necessary to make any sale or sales of all or any portion of the Purchased Assets pursuant to this Agreement valid and binding and in compliance with any and all other applicable laws other than registration under applicable securities laws.

Each Seller further agrees that a breach of any of the covenants contained in this Section 8 will cause irreparable injury to Buyers, that it has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 8 shall be specifically enforceable against such Seller, and each Seller hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Agreement.

No failure on the part of any Buyer to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by such Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of any Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by this Agreement and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by such Buyer to exercise any of its rights under any other related document. Each Buyer may exercise at any time after the occurrence and during the continuance of an Event of Default one or more remedies, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies provided by this Agreement and the other instruments and agreements contemplated hereby and thereby.

9. Margin Calls.

(a)	If at any time the aggregate Repurchase Price of all Purchased Assets subject to all Transactions is greater than the aggregate Asset Value of all Purchased Assets subject to all such Transactions (a “Margin Deficit”), then any Buyer may by notice to the Sellers require the Sellers to transfer to such Buyer or its designee (including the Custodian) Eligible Mortgage Loans (“Additional Eligible Mortgage Loans”) or cash, at such Buyer’s discretion, so that the aggregate Repurchase Price of the Purchased Assets, including any such Additional Eligible Mortgage Loans, will thereupon be less than the sum of such cash and the aggregate Asset Value, including any such Additional Eligible Mortgage Loans (such requirement, a “Margin Call”).

(b)	Notice required pursuant to Section 9(a) above may be given in writing by any means and the related Margin Call shall be satisfied by the Sellers prior to 4:00 p.m., New York City time, on the Business Day following such notice. The failure of a Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of such Buyer to do so at a later date. Sellers and Buyers each agree that a failure or delay by a Buyer to exercise its rights hereunder shall not limit or waive such Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Sellers.

10. Delivery of Documents.

A.	Mortgage Loan Schedule (Dry Loans). The Mortgage Loans (other than Wet-Ink Mortgage Loans) to be transferred under a particular Transaction shall be identified on a detailed listing to be provided by the related Seller to the applicable Buyer (each, a “Mortgage Loan Schedule”) by diskette or via modem or e-mail. The Mortgage Loan Schedule shall be delivered to such Buyer not later than 4:00 p.m., New York City time, on the second Business Day prior to the related Purchase Date for the related Mortgage Loans. The documents contained in the Asset File shall be delivered to the Custodian and held by the Custodian pursuant to the terms of the Custodial Agreement pursuant to which the Custodian shall, among other things, issue Trust Receipts. As a condition to closing any Transaction involving Mortgage Loans on any Purchase Date, the Custodian shall have delivered to such Buyer a Trust Receipt in the form attached to the Custodial Agreement. The transfer of such Mortgage Loans for the purposes of this Section 10(a) shall include the delivery to the Custodian of the following documents (the “Asset File”) with respect to each Mortgage Loan (other than Wet-Ink Mortgage Loans), as set forth in the Custodial Agreement:

(a)	the original Mortgage Note bearing all intervening endorsements, endorsed “Pay to the order of , without recourse,” and signed in the name of the Seller by an authorized officer (which signature may be a mechanical or facsimile signature);

(b)	the original Mortgage with evidence of recording thereon;

(c)	if the Mortgage was executed pursuant to a power of attorney, the original recorded power of attorney;

(d)	other than with respect to Mortgage Loans which are registered on the MERS System, the original unrecorded assignment of the Mortgage for each Mortgage Loan executed by the related Seller in blank and without recourse;

(e)	the originals of all intervening assignments of mortgage with evidence of recording thereon, or the original unrecorded intervening assignments of the Mortgage, if any;

(f)	the originals of all assumption, modification, consolidation or extension agreements (with evidence of recording thereon if required ), if provided;

(g)	the original mortgagee title insurance policy, commitment to insure, preliminary title report, or attorney’s opinion of title and abstract of title;

(h)	the original of any security agreement, chattel mortgage or equivalent document executed in connection with the mortgage, if provided; and

(i)	the original of any guarantee executed in connection with the Mortgage Note, if provided;

provided, that, in connection with Cooperative Loans, the Asset File shall include the following:

(a)	the original Mortgage Note bearing all intervening endorsements, endorsed “Pay to the order of , without recourse,” and signed in the name of the Seller by an authorized officer (which signature may be a mechanical or facsimile signature);

(b)	the original security agreement;

(c)	if the security agreement was executed pursuant to a power of attorney, the original recorded power of attorney;

(d)	the proprietary lease or occupancy agreement, if provided;

(e)	the recognition agreement executed by the related cooperative housing corporation, if provided;

(f)	the originals of all assumption, modification, consolidation or extension agreements (with evidence of recording thereon if required), if provided;

(g)	an executed loan or equivalent financing agreement, if provided;

(h)	the relevant stock certificate and related blank stock powers, if provided or if the possession thereof is permitted or required to perfect by means of control a lender’s security interest in the related cooperative shares; and

(i)	the original of any guarantee executed in connection with the Mortgage Note, if provided.

Notwithstanding anything to the contrary contained in this Section 10(a), in those instances where either (x) the public recording office has not returned the original mortgage, power of attorney or assignment of mortgage or (y) the public recording office retains the original mortgage, power of attorney or assignment of mortgage after it has been recorded or such document has been lost, the obligations of the Sellers hereunder and under the Custodial Agreement shall be deemed to have been satisfied upon (1) delivery by the related Seller to the Custodian of a copy of such mortgage, power of attorney or assignment of mortgage certified by such Seller in the case of (x) above or the public recording office in the case of (y) above to be a true and complete copy of the recorded original thereof and (2) if such copy is certified by such Seller delivery to the Custodian, promptly upon receipt thereof of either the original or a copy of such document certified by the public recording office to be a true and complete copy of the original. Upon delivery to a Seller (x) by the public recording office of any recorded original mortgage, power of attorney or assignment of mortgage or (y) by a title insurance or escrow company of any lender’s title insurance policy, such Seller promptly shall (and in no event later than five Business Days following such receipt) deliver such document to the Custodian.

B.	Payment, Transfer and Custody With Respect to Transactions.

(a)	Unless otherwise mutually agreed in writing, all transfers of funds in connection with Transactions hereunder shall be in immediately available funds.

(b)	On the Purchase Date for each Transaction, ownership of the Purchased Assets shall be transferred to the related Buyer or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price to an account of the related Seller specified in writing by such Seller to the Buyers. The related Seller, simultaneously with the delivery to such Buyer or its designee (including the Custodian) of the Purchased Assets relating to each Transaction hereby sells, transfers, conveys and assigns to such Buyer or its designee (including the Custodian) without recourse, but subject to the terms of this Agreement, all the right, title and interest of such Seller in and to such Purchased Assets together with all right, title and interest in and to the proceeds of any related insurance policies.

(c)	The books and records (including, without limitation, any computer records or tapes) of each Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Assets to the related Buyer.

11. Servicing of Mortgage Loans.

(a)	The Mortgage Loans sold hereunder are sold on a servicing–released basis. Unless otherwise agreed to between the applicable Buyer and Seller, such Seller agrees to cause Servicer to service such Mortgage Loans for the term set forth in the succeeding sentence as a contract servicer for the Buyers in accordance with Accepted Servicing Practices; provided, however, that if an Event of Default shall have occurred and be continuing, Servicer may, at the discretion of the Buyers, immediately be terminated as contract servicer, subject to the notice provisions contained herein. Each Seller shall cause the Servicer to service the Mortgage Loans under this Agreement for an initial term, commencing on the date hereof and ending on October 2, 2005, which term shall be extendible by the Buyers for successive monthly periods by notice delivered to Sellers. Each such notice (including each notice pursuant to standing instructions, if any, which shall be deemed delivered at the end of successive monthly terms for so long as such instructions are in effect) (a “Servicer Extension Notice”) shall be delivered in writing by the Buyers to Sellers. Each Seller hereby agrees that, as of the date hereof and upon its receipt of any such Servicer Extension Notice, it shall cause the Servicer to become bound, for the initial term and for the duration of the term covered by such notice, to continue as the Servicer subject to and in accordance with the other provisions of this Agreement. The Servicer shall deposit all collections (other than late charges and ancillary fees) within two Business Days of receipt in a collection account (the “Collection Account”) which the Sellers shall have established prior to the Effective Date at Union Bank of California, N.A. (the “Collection Account Bank”). On or prior to the Effective Date the Sellers shall have notified and the Servicer and the Collection Account Bank of the interest of the Buyers in the proceeds of the Mortgage Loans deposited in the Collection Account.

(b)	As part of its servicing duties, Servicer shall enforce “due-on-sale” provisions to the extent permitted by law, shall administer all escrow/impound deposits and shall make all servicing advances (not including advances of delinquent principal and interest or advances of the Servicer reasonably deemed not recoverable) on the Mortgage Loans. The Mortgage Loans shall be serviced for a servicing fee not greater than 0.25% per annum payable monthly on the then-outstanding principal balance of each Mortgage Loan (the “Servicing Fee”), which Servicing Fee and additional servicing compensation shall be paid in accordance with the provisions of the Servicing Agreement from amounts released from the related Collection Account for such purpose pursuant to Section 12. Notwithstanding the forgoing, in the event a Seller fails to repurchase a Mortgage Loan on the related Repurchase Date or if an Event of Default has occurred and is continuing, Servicer shall no longer be contract servicer with respect to such Mortgage Loan or Mortgage Loans, unless the term of servicing with respect to such Mortgage Loan or Mortgage Loans is extended by the applicable Buyer in its sole discretion. In such event, such Buyer shall have the right to transfer some or all of its Purchased Assets to another servicer on a servicing released basis without payment of any release fee to Servicer; provided, however, that Servicer shall be entitled to the payment of all amounts owed to it in respect of its Servicing Fees and servicing advances (if any) incurred through the servicing transfer date from amounts released from the related Collection Account for such purpose pursuant to the preceding paragraph. Servicer shall cooperate in good faith to effect such servicing transfer and shall pay all costs associated with such servicing transfer that the Servicer or successor Servicer may incur in the normal course of conducting an agreed upon transfer.

(c)	Each Seller agrees that each Buyer is the owner of all Servicing Rights and Records held by such Seller or Servicer, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”).

(d)	No Seller shall employ, or permit Servicer to employ, sub-servicers (other than Affiliates of Servicer) to service the Purchased Assets without the prior written approval of each Buyer, such approval not to be unreasonably withheld. Prior to any Person (other than the Person or Persons acting as Servicer on the Effective Date) becoming a servicer or subservicer of the Purchased Assets, the Buyers shall have the right to approve each such servicer or subservicer and the form of all Servicing Agreements or servicing side letter agreements with respect to such servicer or subservicer.

(e)	Each Seller shall cause, or cause Servicer to cause, any sub-servicer hereunder to receive written notice of the related Buyer’s ownership interest in the Mortgage Loans serviced by such sub-servicer.

12. Applications of Collections.

(a)	All Income on Purchased Assets shall be the property of the related Buyer. On each Business Day, the Sellers shall deposit, or cause to be deposited, into the Collection Account all Income on Purchased Assets.

(b)	The Buyers shall instruct the Collection Account Bank to apply the amount on deposit in the Collection Account on each Distribution Date in the following order of priority:

i.	FIRST, to the payment of the Servicing Fee, reimbursement of servicing advances not previously reimbursed and additional servicing compensation with respect to the Purchased Assets;

ii.	SECOND, to the payment of the Price Differential accrued and unpaid on the Transactions on such Distribution Date;

iii.	THIRD, to the payment of the Repurchase Price of the Transactions to the extent of any outstanding Margin Deficit on such date;

iv.	FOURTH, if an Event of Default has occurred and is continuing, to the payment of the Repurchase Price for all outstanding Transactions;

v.	FIFTH, to the payment of any costs and expenses and other amounts due to the Buyers hereunder; and

vi.	SIXTH, so long as no Event of Default has occurred and is continuing, to the Sellers.

Upon the termination of this Agreement and the repurchase of all of the related Purchased Assets and the payment of all obligations of the Sellers to the Buyers hereunder in respect of the outstanding Transactions, the Buyers shall instruct the Collection Account Bank to release all remaining funds in the Collection Account to the Sellers.

13. Notices. All notices and deliveries under this Agreement shall be sufficient if in writing and delivered personally or by overnight courier (signature required) to the party entitled to receive such notices or deliveries, or if transmitted to such party by facsimile transfer, at the following address or facsimile number: (i) if to the Committed Buyer: DB Structured Products, Inc., 60 Wall Street, New York, NY 10005, Attention: Glenn Minkoff (facsimile no.: 212-797-5160), (ii) if to Aspen: c/o AMACAR Group, L.L.C., 6525 Morrison Boulevard, Suite 318, Charlotte, North Carolina 28211, Attention: Doris Hearn/Evelyn Echevarria (facsimile no.: (704) 365-1362), with a copy to Deutsche Bank AG, New York Branch, Administrative Agent, 60 Wall Street, New York, New York 10005, Attention: Glenn Minkoff (facsimile no.: 212-797-5160), (iii) if to Newport: Newport Funding Corp., c/o AMACAR Group, L.L.C., 6525 Morrison Boulevard, Suite 318, Charlotte, North Carolina 28211, Attention: Doris Hearn/Evelyn Echevarria (facsimile no.: (704) 365-1362), with a copy to Deutsche Bank AG, New York Branch, Administrator, 60 Wall Street, New York, New York 10005, Attention: Glenn Minkoff (facsimile no.: (212) 797-5160, telephone no.: (212) 250-3406), (iv) if to Gemini: Gemini Securitization Corp., LLC, c/o Ropes & Gray, LLP, One International Place, Boston, Massachusetts 02110, Attention: R. Douglas Donaldson (facsimile no.: (617) 951-7050, telephone no.: (617) 951-7000), with a copy to Deutsche Bank AG, New York Branch, Administrator, 60 Wall Street, New York, New York 10005, Attention: Glenn Minkoff (facsimile no.: (212) 797-5160, telephone no.: (212) 250-3406), or (v) if to any Seller: 18400 Von Karman, Irvine, California 92612, Attention: Kevin Cloyd (facsimile no.: (949) 440-7033), and or to such other addresses as a party may furnish the other parties by written notice under this paragraph; provided, that any information delivered by facsimile shall be followed by a copy delivered by overnight courier, signature required. Written communication shall be effective upon receipt.

14. Sale Transaction; Security Interest.

A.	It is the intention of the parties to this Agreement that the Transactions entered into hereunder be considered purchases and sales of the related Purchased Assets notwithstanding their treatment for certain accounting and tax purposes as financing transactions. Notwithstanding any other provision of this Agreement, in the event that any Transaction hereunder is deemed not to constitute a purchase and sale (a) each Seller hereby pledges to the applicable Buyer, and grants to such Buyer a security interest in, the following property, whether now existing or hereafter acquired: the Purchased Assets related to such Transaction, and all records, related servicing rights, property, insurance, income, takeout commitments, Qualified Cash Accounts and other accounts (including any interest of such Seller in escrow accounts with respect to the related Mortgage Loans) and any other contract rights, payments, rights to payment (including payments of interest or finance charges) relating to such Purchased Assets, all amounts from time to time on deposit in the Collection Account related to such Purchased Assets, the Settlement Account and all amounts from time to time on deposit in the Settlement Account, the Disbursement Account and all amounts from time to time on deposit in the Disbursement Account, the Buyer Funding Account and all amounts from time to time on deposit in the Buyer Funding Account, all Hedges relating solely to Prime Mortgage Loans and any now existing or hereafter arising proceeds and distributions with respect to any of the foregoing, and (b) the existence of such pledge shall be deemed not to violate the representations and warranties in respect of such Purchased Assets made by such Seller in Section 4(B) above.

In the event, for any reason, any purchase by Buyers hereunder on any Purchase Date is construed by a court as a secured loan rather than a purchase and sale, the parties intend that Buyers shall have a perfected first priority security interest in all of the Purchased Assets then subject to such Transaction.

B.	The Sellers shall pay all fees and expenses associated with perfecting each Buyer’s security interest in the Purchased Assets, including, without limitation, the cost of filing financing statements under the Uniform Commercial Code and, after the occurrence and during the continuance of an Event of Default, of recording assignments of mortgage, as and when required by such Buyer in its sole discretion.

C.	Notwithstanding the grant of any other security interest pursuant to this Section 14, each Seller grants to the related Buyer a security interest in all servicing rights relating to the Purchased Assets and all Servicing Records to secure the obligations of such Seller and Servicer to service in conformity with this Section and any other obligation of the Sellers or Servicer to such Buyer. Each Seller covenants to safeguard, or cause Servicer to safeguard, such Servicing Records and to deliver them promptly to such Buyer or its designee (including the Custodian) at such Buyer’s request.

15. Conditions Precedent.

(a)	As conditions precedent to the initial Transaction, Buyers shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to Buyers and duly executed by each party thereto:

i.	This Agreement, the NCFC Guaranty, the Custodial Agreement, the Fee Letter and any Servicing Agreements, each duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver;

ii.	Evidence that all other actions necessary or, in the opinion of Buyers, desirable to perfect and protect each Buyer’s interest in the Purchased Assets and other assets have been taken, including, without limitation, filed Uniform Commercial Code financing statements on Form UCC-1;

iii.	A certified copy of the organizational documents and consents or corporate or limited liability company resolutions, as applicable, of each Seller, the Servicer and NCFC, each approving the Transaction Documents to which it is a party (either specifically or by general resolution), and all documents evidencing other necessary corporate or limited liability company action or governmental approvals as may be required in connection with this Agreement or such Transaction Documents;

iv.	An incumbency certificate of the secretary of each Seller, the Servicer and NCFC certifying the names, true signatures and titles of the representatives of each Seller, the Servicer and NCFC duly authorized to execute the Transaction Documents to which it is a party;

v.	An opinion of counsel to the Sellers, the Servicer and NCFC as to such matters as Buyers may reasonably request and in form and substance acceptable to Buyers, including but not limited to creation and perfection of security interests;

vi.	Evidence of the establishment by the Sellers of the Collection Account;

vii.	Evidence that the Sellers and NCFC have closed the acquisition of certain assets of RBC Mortgage Co.;

viii.	Such information and documentation regarding the Servicer as the Buyers may have requested;

ix.	A copy of the Underwriting Guidelines;

x.	Evidence of the payment by the Sellers of all fees required to be paid on or before such date in the Fee Letter; and

xi.	Any other documents reasonably requested by any Buyer.

(b)	The obligation of a Buyer to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:

i.	such Buyer or its designee shall have received on or before the Purchase Date of a Transaction with respect to such Purchased Assets (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to the related Buyer and (if applicable) duly executed:

A.	A Mortgage Loan Schedule, and an officer’s certificate of the related Seller; and

B.	Other than with respect to Wet-Ink Mortgage Loans, the related Trust Receipt.

ii.	No Default or Event of Default shall have occurred and be continuing.

iii.	No Buyer shall have determined that the introduction of or a change in any requirement of law or in the interpretation or administration of any requirement of law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for any Buyer to enter into Transactions with a Pricing Rate based on LIBOR.

iv.	Satisfaction of any conditions precedent to the initial Transaction as set forth in clause (a) of this Section 15 that were not satisfied prior to such initial Purchase Date.

v.	Both immediately prior to the related Transaction and also after giving effect thereto and to the intended use of the proceeds thereof, the representations and warranties made by Sellers and NCFC in each Transaction Document shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

vi.	After giving effect to the requested Transaction, the aggregate outstanding Purchase Price for all Purchased Assets subject to then outstanding Transactions under this Agreement shall not exceed the Maximum Aggregate Purchase Price minus the aggregate Unutilized Credit Line with respect to all Purchased Assets which are HELOCs or One Time Close Loans.

vii.	The Seller for such Transaction shall have paid to Buyers any fees or expenses owed to Buyer in accordance with Section 22, including reimbursement of Buyers’ reasonable outside counsel fees.

viii.	The Buyers shall have received a copy of any material changes to the Underwriting Guidelines that have occurred since the immediately prior Transaction. Buyers may, at their sole discretion, refrain from entering into any Transactions under Section 3 hereof with respect to Prime Mortgage Loans originated under the changed Underwriting Guidelines, but not with respect to Mortgage Loans that comply with the Underwriting Guidelines as in effect on the Effective Date or with such changes as the Buyer shall have approved hereunder.

ix.	There shall have been no event which has a Material Adverse Effect.

x.	Each secured party other than the Buyers (including any party that has a precautionary security interest in a Mortgage Loan) shall have released all of its right, title and interest in, to and under such Mortgage Loan (including, without limitation, any security interest that such secured party or secured party’s agent may have by virtue of its possession, custody or control thereof).

xi.	To the extent the related Seller is selling Mortgage Loans which are registered on the MERS System, the Buyers shall have received an Electronic Agent Agreement which shall have been entered into, duly executed and delivered by the parties thereto and shall be in full force and effect, free of any modification, breach or waiver.

16. Affirmative Covenants. For so long as this Agreement is in effect:

(a)	Each Seller shall promptly notify each Buyer of any event which would reasonably be expected to have a Material Adverse Effect, including without limitation, litigation or licensing issues which would reasonably be expected to have a Material Adverse Effect.

(b)	Each Seller shall provide each Buyer with copies of such documentation as such Buyer may reasonably request evidencing the truthfulness of the representations set forth in Section 4.

(c)	Each Seller shall, at any Buyer’s request, take all action necessary to ensure that such Buyer will have a first priority security interest in the Purchased Assets, including, among other things, filing such UCC financing statements, mortgages or other instruments as such Buyer may reasonably request.

(d)	Each Seller shall notify each Buyer no later than one Business Day after obtaining actual knowledge thereof, if any event has occurred that constitutes an Event of Default or a Default.

(e)	Each Seller promptly shall provide each Buyer with a copy of any material changes to the Underwriting Guidelines or the collection policies with respect to the Purchased Assets.

(f)	Each Seller shall enter into Hedges with respect to all the Purchased Assets which are fixed rate Prime Mortgage Loans (other than fixed rate Prime Mortgage Loans which are the subject of a mandatory takeout commitment or other takeout commitment with locked pricing) in order to protect adequately against interest rate risks and market value risks and shall promptly deliver to the Committed Buyer copies of the documents evidencing all such Hedges. If any Seller shall grant any Lien on its Hedges with respect to Prime Mortgage Loans to any Person entering into a repurchase agreement or loan agreement with respect to Prime Mortgage Loans of such Seller which are not subject to Transactions hereunder, then the aggregate notional amount of Hedges held by such Seller solely with respect to fixed rate Prime Mortgage Loans shall equal at least the sum of (i) the outstanding principal amount of the Purchased Assets of such Seller which are fixed rate Prime Mortgage Loans plus (ii) the outstanding principal amount of fixed rate Prime Mortgage Loans of such Seller which shall have been purchased or financed by such other Person or Persons minus (iii) the outstanding principal amount of fixed rate Prime Mortgage Loans of such Seller which are the subject of a mandatory takeout commitment or other takeout commitment with locked pricing.

(g)	Sellers shall provide each Buyer within five Business Days after the end of each calendar month and at any other time at Buyer’s request, either by direct modem electronic transmission or via a computer diskette or by any other electronic transmission acceptable to the Buyers, servicing and operations information, including, without limitation, those fields specified by Buyers from time to time, on an asset-by-asset basis and in the aggregate, with respect to all Purchased Assets that are Eligible Mortgage Loans then subject to Transactions.

(h)	Sellers shall provide each Buyer with the following financial and reporting information:

i.	Within 90 days after the last day of its fiscal year, NCFC’s audited consolidated and consolidating statements of income and statements of changes in cash flow for such year and balance sheets as of the end of such year, presented fairly in accordance with GAAP, and accompanied by an unqualified (as to scope) report of a firm of “Big Four” independent certified public accountants or any other nationally recognized independent certified public accounting firm consented to by each Buyer (which consent shall not be unreasonably withheld);

ii.	Within 45 days after the last day of the first three fiscal quarters in any fiscal year, NCFC’s consolidated and consolidating statements of income and statements of changes in cash flow for such quarter and balance sheets as of the end of such quarter, fairly in accordance with GAAP (except for the omission of footnotes and year-end adjustments);

iii.	Upon request, within 45 days after the last day of each fiscal quarter an officer’s certificate from a senior officer of each Seller addressed to each Buyer certifying that, as of such quarter, (x) the Sellers and NCFC are in compliance with all of the terms, conditions and requirements of this Agreement and the other Transaction Documents and (y) no Event of Default exists;

iv.	On the 2nd Business Day of each week, and at any other time upon the request of a Buyer, a secondary marketing position report with respect to the Purchased Assets which are Prime Mortgage Loans, including information with respect to the Sellers’ pipeline, long and short positions and other hedges utilized by Sellers in their risk management activities;

v.	Within 30 days after the last day of each calendar month, an officer’s certificate from a Responsible Officer of NCFC addressed to each Buyer demonstrating compliance with the financial covenants set forth on Schedule C;

vi.	Upon request, within 30 days following such request, copies of all proxy statements, financial statements, and reports which NCFC sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements under the Securities Act of 1933, as amended, which it files with the Securities and Exchange Commission or any Government Authority which may be substituted therefor, or with any national securities exchange (excluding filings related to securitization transactions);

vii.	As soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer knows, or with respect to any Plan or Multiemployer Plan to which NCFC or any of its Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by one of NCFC’s senior financial officers setting forth details respecting such event or condition and the action, if any, that NCFC or its ERISA Affiliate proposes to take with respect to NCFC or an ERISA Affiliate with respect to such event or condition):

(1)	any reportable event, as defined in Section 4043(c) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence and during the continuance of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including without limitation the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(2)	the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by NCFC or an ERISA Affiliate to terminate any Plan;

(3)	the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by NCFC or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(4)	the complete or partial withdrawal from a Multiemployer Plan by NCFC or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by NCFC or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(5)	the institution of a proceeding by a fiduciary of any Multiemployer Plan against NCFC or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(6)	the adoption of an amendment to any Plan that would result in the loss of tax-exempt status of the trust of which such Plan is a part if NCFC or an ERISA Affiliate fails to provide timely security to such Plan in accordance with the provisions of Section 401(a)(29) of the Code or Section 307 of ERISA; and

viii.	Upon request, such other information as a Buyer may reasonably request.

(i)	Each Seller shall do all things necessary to remain duly organized, validly existing and in good standing as a corporation or limited liability company in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which such Seller conducts business, provided that one Seller may merge or consolidate with or into another Seller.

(j)	Each Seller shall pay and discharge or cause to be paid and discharged, when due, all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its property, real, personal or mixed (including without limitation, the Purchased Assets) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided in accordance with GAAP. Each Seller shall file on a timely basis (including any extensions) all federal, and material state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

(k)	Each Seller will comply with any and all requirements of any federal, state or local predatory and abusive lending laws applicable to the origination and servicing of mortgage loans, and each Seller has and shall maintain in its possession, available for the inspection of the Buyers or their designees, and shall deliver to the Buyers or their designees, within a commercially reasonable time period following a request therefor, evidence of compliance with such requirements.

(l)	Each Seller will, and shall cause the Servicer to, obtain and maintain insurance with responsible companies in such amounts and against such risks as are customarily carried by business entities engaged in similar businesses similarly situated, and will furnish the Buyers on request full information as to all such insurance, and provide within (15) days after receipt of such request the certificates or other documents evidencing renewal of each such policy.

(m)	Each Seller which is or shall become an approved seller/servicer with Fannie Mae and Freddie Mac shall maintain its status with Fannie Mae and Freddie Mac as an approved seller/servicer, in each case in good standing. The Sellers or Servicer shall service all Purchased Mortgage Loans which are Agency Conforming Mortgage Loans in accordance with the applicable agency guide. Should any Seller, for any reason, cease to possess all such applicable Agency approvals, or should notification to the relevant Agency be required, such Seller shall so notify Buyers immediately in writing. Notwithstanding the preceding sentence, the Sellers shall take all necessary action to maintain all of their applicable Agency approvals at all times during the term of this Agreement and each outstanding Transaction. Each Seller has adequate financial standing and has or has contracted for servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

(n)	Each Seller shall give Buyers at least 30 days prior written notice of any change in the jurisdiction of its incorporation or organization. Each Seller shall at all times maintain its principal executive office within the United States of America.

(o)	Each Seller will promptly, and in any event within 10 days after service of process on such Seller, NCFC or any of its Subsidiaries, give the Buyers notice of all legal or arbitrable proceedings affecting such Seller, NCFC or any of its Subsidiaries that questions or challenges the validity or enforceability of any of the Transaction Documents or as to which there is a reasonable likelihood of adverse determination which would result in a Material Adverse Effect.

(p)	Each Seller shall, and shall cause Servicer to, (i) upon reasonable notice (provided, that no notice need be given if an Event of Default has occurred or is continuing) permit each Buyer to inspect the servicing facilities of such Seller or Servicer, as the case may be, for the purpose of satisfying such Buyer that such Seller or Servicer, as the case may be, has the ability to service the Purchased Assets as provided in this Agreement and (ii) permit each Buyer or such Buyer’s authorized representatives during normal business hours to examine, inspect, and make copies and extracts of, the Servicing Files and any and all documents, records, agreements, instruments or information relating to the Purchased Assets in the possession or under the control of such Seller or the Servicer.

(q)	With respect to each HELOC or One Time Close Loan, if a Mortgagor requests an increase in the related Available Credit Line, the related Seller, shall, in its sole discretion, either accept or reject the Mortgagor’s request in accordance with the applicable Underwriting Guidelines and notify the related Buyer in writing of such Seller’s decision. If the request for an Available Credit Line increase is accepted by the related Seller, the related HELOC or One Time Close Loan will be deemed terminated and will no longer be an Eligible Mortgage Loan, and a new HELOC or One Time Close Loan will be deemed to be created upon such increase. Any such new HELOC or One Time Close Manufactured Housing Loan (but not a new One Time Close 1-4 Family Housing Loan) may, subject to the terms and conditions hereof, become the subject of a new Transaction. Notwithstanding anything to the contrary herein, in no event shall any Buyer have any obligation to fund any Draws with respect to any HELOC or One Time Close Loan, which obligations shall be retained by the related Seller.

(r)	Prior to 3:00 p.m. (New York City time) on the Business Day prior to any Business Day on which the Sellers intend to repurchase and resell or pool Mortgage Loans, the Sellers shall notify the Buyers of the aggregate Repurchase Price of the Mortgage Loans to be repurchased and resold or pooled on such following Business Day.

17. Negative Covenants. For so long as this Agreement is in effect, each Seller covenants that it will not:

(a)	take any action which would reasonably be expected to directly or indirectly impair or adversely affect the related Buyer’s title to or the value of the Purchased Assets;

(b)	pledge, assign, convey, grant, bargain, sell, set over, deliver or otherwise transfer any interest in the Purchased Assets to any person not a party to this Agreement nor will such Seller create, incur or permit to exist any lien, encumbrance or security interest in or on the Purchased Assets except as described in Section 14(C) of this Agreement and except any Lien on the Sellers’ Hedges with respect to fixed rate Prime Mortgage Loans which is (i) granted to any Person entering into a repurchase agreement or loan agreement with respect to Prime Mortgage Loans of the Sellers which are not subject to Transactions hereunder and (ii) pari passu with or junior to the Lien of the Buyers on the Sellers’ Hedges;

(c)	make any material change in the nature of its business as carried on at the date hereof and other businesses reasonably related to or arising in connection with its existing businesses;

(d)	at any time, directly or indirectly, except upon ninety (90) days’ prior written notice to the Buyers, change the date on which its fiscal year begins from the current fiscal year beginning date;

(e)	other than (i) in connection with transfers of loans to special purpose entities created specifically for financing arrangements done in the ordinary course of its business, (ii) transactions specifically permitted hereunder and (iii) mergers or consolidations of one Seller with or into another Seller, mergers or consolidations of any Subsidiary of a Seller with or into such Seller or transfers of all or substantially all the assets of any Subsidiary of a Seller to such Seller, at any time, directly or indirectly, sell, lease or otherwise transfer any property or assets to, or otherwise acquire any property or assets from, or otherwise engage in any transactions with, any of its Affiliates unless the terms thereof are no less favorable to such Seller than those that could be obtained at the time of such transaction in an arm’s length transaction with a Person who is not such an Affiliate;

(f)	if an Event of Default has occurred and is continuing, pay any dividends with respect to its capital stock or other equity interests, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property (other than additional stock) or in obligations of such;

(g)	amend, alter, modify or change in any way materially adverse to the Buyers hereunder, or permit NCFC to amend, alter, modify or change in any way materially adverse to the Buyers hereunder, any Transaction Document; or

(h)	change its name, identity or organizational structure in any manner that would, make any financing statement or continuation statement filed by such Seller in accordance with Section 14 seriously misleading within the meaning of the Uniform Commercial Code, unless such Seller shall have given the Buyers at least 30 days prior written notice thereof, and shall promptly file appropriate amendments to all previously filed financing statements and continuation statements.

18. Assignment.

(a)	Each Buyer may assign to any Person which is a Permitted Assignee all or any part of such Buyer’s rights and obligations hereunder, or may grant participations to one or more banks or other entities in or to all or any part of, any Purchased Assets or Transactions hereunder. No Seller may assign its rights or obligations hereunder or any interest herein.

(b)	A Buyer may, in accordance with applicable law, at any time sell to one or more entities (“Participants”) participating interests in any Purchased Assets or Transactions or any other interest of such Buyer hereunder and under the other Transaction Documents. In the event of any such sale by a Buyer of participating interests to a Participant, such Buyer’s obligations under this Agreement to the Sellers shall remain unchanged, such Buyer shall remain solely responsible for the performance thereof, such Buyer shall remain the holder of the Purchased Assets for all purposes under this Agreement and the other Transaction Documents, and the Sellers shall continue to deal solely and directly with such Buyer in connection with such Buyer’s rights and obligations under this Agreement and the other Transaction Documents. Each Seller agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence and during the continuance of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a buyer under this Agreement; provided, that such Participant shall only be entitled to such right of set-off if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with such Buyer the proceeds thereof. Each Seller also agrees that each Participant shall be entitled to the benefits of Section 22 with respect to its purchase of Purchased Assets from time to time; provided, that the Participants shall be entitled to receive no greater amount in the aggregate pursuant to such Section 22 than the related Buyer would have been entitled to receive had no such transfer occurred.

(c)	Each Buyer may, in its sole election, engage in repurchase transactions with the Purchased Assets or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Assets with a counterparty of such Buyer’s choice. Unless an Event of Default shall have occurred, no such transaction shall relieve Buyer of its obligations to transfer Purchased Assets to the Sellers on the related Repurchase Date, or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, the Sellers pursuant to Section 12 hereof. In the event any Buyer engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, such Buyer shall have the right to assign to such Buyer’s counterparty any of the applicable representations or warranties herein and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.

(d)	No assignment subject to Section 18(a) or 18(b) or 18(c) shall be made to any prospective assignee or participant who is a direct competitor of NCFC or its Affiliates. A Buyer may furnish any information concerning the Sellers, NCFC or any of their Affiliates in such Buyer’s possession from time to time to assignees and participants (including prospective assignees and participants); provided, that each such prospective assignee shall agree, pursuant to a written agreement reasonably acceptable to the Sellers, to keep all information provided hereunder confidential and to utilize such information for evaluation purposes only. A Buyer shall bear the costs of any assignment pursuant to this Section 18.

(e)	Each Seller agrees to cooperate with the Buyers in connection with any such assignment and/or participation, to execute and deliver such replacement notes, and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement and the other Transaction Documents as may be reasonable and necessary in order to give effect to such assignment and/or participation.

19. Governing Law. This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Seller may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Buyers. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF.

Each Seller irrevocably agrees that any legal action, suit or proceeding against such Seller arising out of this Agreement may be brought in the United States District Court located in the City of New York, New York or in the courts of the State of New York and hereby irrevocably accepts and submits to the non-exclusive jurisdiction of each of the aforesaid courts in personam, generally and unconditionally with respect to any action, suit or proceeding for such Seller and in respect of such Seller’s properties, assets and revenues. Each Seller further irrevocably agrees to the service of any legal process, summons, notices and documents out of any of the aforesaid courts by mailing copies thereof by certified mail, postage prepaid, to such Seller at its address designated pursuant to this Agreement. Nothing herein shall in any way be deemed to limit any party’s ability to serve any such legal process, summons, notices and documents in any other manner, as may be permitted by applicable law or to obtain jurisdiction over any party, or bring actions, suits or proceedings against any party in such other jurisdictions, and in such manner, as may be permitted by applicable law.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which counterparts shall constitute but one and the same instrument. Each Seller shall promptly provide such further assurances or agreements as a Buyer may reasonably request in order to effect the purposes of this Agreement.

21. Single Business Transaction. The Buyers and Sellers hereby acknowledge that they consider each Transaction hereunder and all other Transactions under this Agreement to constitute a single business and contractual relationship to have been made in consideration of each other. Therefore, the Sellers and Buyers each agree (i) to perform all of its obligations in respect of each Transaction hereunder and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and transfers made by any of them in respect of any Transaction shall be deemed to have been made in respect of any other Transaction hereunder and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

22. Indemnification and Expenses.

(a)	The Sellers, jointly and severally, agree to hold the Buyers harmless from, and indemnify the Buyers against, all unaffiliated third-party liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against the Buyers as a result of such third-party claims (collectively, the “Costs”) relating to or arising out of this Agreement, the NCFC Guaranty, any other Transaction Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the NCFC Guaranty, any other Transaction Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the applicable Buyer’s gross negligence or willful misconduct. Without limiting the generality of the foregoing the Sellers, jointly and severally, agree to hold each Buyer harmless from, and indemnify each Buyer against, all Costs with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, any consumer credit laws, including without limitation the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, or any other rule or regulation that, in each case, results from anything other than such Buyer’s gross negligence or willful misconduct. In any suit, proceeding or action brought by a Buyer in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, the Sellers, jointly and severally, agree to save, indemnify and hold such Buyer harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by such Buyer of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Sellers. The Sellers, jointly and severally, also agree to reimburse each Buyer as promptly after being billed by such Buyer for all of such Buyer’s costs and expenses incurred in connection with the enforcement or the preservation of such Buyer’s rights under this Agreement, the NCFC Guaranty, any other Transaction Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.

(b)	The Sellers, jointly and severally, agree to promptly pay after being billed by a Buyer any legal fees, legal expenses and any fees and expenses of third party consultants incurred by such Buyer in connection with the development, preparation and execution of the Transaction Documents or any other documents prepared in connection herewith or therewith, provided that if such fees and expenses exceed $50,000 in the aggregate, the Sellers shall only be obligated to pay to the Buyers the first $50,000 of such fees and expenses plus 50% of such excess.

(c)	The Sellers, jointly and severally, agree to promptly pay after being billed by a Buyer all of the third-party out-of-pocket costs and expenses incurred by such Buyer in connection with any amendment, supplement or modification to, this Agreement, the NCFC Guaranty, any other Transaction Document or any other documents prepared in connection herewith or therewith, to the extent such amendment, supplement or modification was requested by a Seller. The Sellers, jointly and severally, agree to pay as and when billed by a Buyer all of the third-party out-of-pocket costs and expenses incurred in connection with the administration of the transactions contemplated hereby and thereby including without limitation all the reasonable fees, disbursements and expenses of such Buyer’s counsel including, but not limited to, those costs and expenses incurred by such Buyer pursuant to Sections 22(a) and 27.

(d)	Requirements of Law; Increased Costs. In the event that any change subsequent to the date hereof in any applicable law, order, regulation, treaty or directive issued by any central bank or other governmental authority, or in the governmental or judicial interpretation or application thereof, or compliance by any Buyer with any request or directive (whether or not having the force of law) by any central bank or other governmental authority:

i.	subjects any Buyer to any tax of any kind whatsoever with respect to this Agreement or any Transactions hereunder, or changes the basis of taxation of payments to such Buyer of Repurchase Price, fee, Price Differential or any other amount payable hereunder (except for change in the rate of tax on the overall net income of such Buyer);

ii.	imposes, modifies or holds applicable any reserve, capital requirement of general application to similarly situated financial institutions, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, Transactions or loans by, letters of credit issued by, or other credit extended by, or any other acquisition of funds by, any office of such Buyer which are (in the case of Transactions) not otherwise included in the determination of the Pricing Rate; or

iii.	imposes on such Buyer any other condition;

and the result of any of the foregoing is to increase the cost to such Buyer of making, renewing or maintaining any Transaction, or to reduce any amount receivable in respect thereof or to reduce the rate of return on the capital of such Buyer, or any Person controlling such Buyer, then, in any such case, the Sellers shall promptly pay to such Buyer, upon its written demand, any additional amounts necessary to compensate such Buyer or such controlling Person for such additional cost or reduced amounts receivable or rate of return as determined by such Buyer with respect to this Agreement or Transactions hereunder, subject to the limitations set forth in the following sentence and provided that the Sellers shall not be obligated to pay additional amounts with respect to any period prior to three months before Buyer delivered such demand. If a Buyer becomes entitled to claim any additional amounts pursuant to this Section 22(d), it shall, promptly after it obtains knowledge thereof and determines to request compensation hereunder, notify the Sellers in writing of the event by reason of which it has become so entitled, provided that such Buyer will designate a different office for those Transactions affected by such event or take such other action if such designation or other action will avoid the need for, or reduce the amount of, such compensation, so long as any such designation or other action is reasonably convenient for such Buyer. A certificate as to any additional amounts payable pursuant to the foregoing sentence containing the calculation thereof in reasonable detail submitted by a Buyer to Sellers shall be conclusive in the absence of manifest error. The provisions hereof shall survive the termination of this Agreement and payment of Repurchase Price of the outstanding Transactions and all other amounts payable hereunder.

23. Power of Attorney. Each Seller hereby irrevocably constitutes and appoints each Buyer and any of such Buyer’s officers or agents, with full power of substitution, as such Seller’s true and lawful attorney-in-fact with full irrevocable power and authority in such Seller’s place and stead and in such Seller’s name or in such Buyer’s own name, from time to time in such Buyer’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement; provided that no Buyer shall exercise such power except in the event of (a) an Event of Default, or (b) a failure by such Seller to perform its obligations hereunder.

Each Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

The powers conferred on the Buyers pursuant to this Agreement are solely to protect each Buyer’s interests in the Purchased Assets and shall not impose any duty upon any Buyer to exercise any such powers. Each Buyer shall be accountable only for amounts that such Buyer actually receives as a result of the exercise of such powers, and no Buyer nor any of any Buyer’s officers, directors, or employees shall be responsible to any Seller for any act or failure to act hereunder, except for such Buyer’s or their own gross negligence or willful misconduct.

24. No Petition. Each Seller hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding commercial paper and medium term notes of any Noncommitted Buyer, that it will not institute against, or join any other person or entity in instituting against any Noncommitted Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States. This provision and Sections 22 and 27 shall survive the termination of this Agreement.

25. No Reliance. Each of Buyers and Sellers hereby represent and warrant to the other that in connection with the negotiation of, the entering into, and the performance under, this Agreement:

A.	It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party hereto, other than the representations expressly set forth herein;

B.	It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party hereto;

C.	It is a sophisticated and informed institution that has a full understanding of all the terms, conditions and risks (economic and otherwise) here and is capable of assuming and willing to assume (financially and otherwise) those risks;

D.	It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party hereto, and has not given the other party hereto (directly or indirectly through any other person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of this Agreement or any Transaction.

26. Joint and Several. Each Seller shall be jointly and severally liable for the full, complete and punctual performance and satisfaction of all obligations of any Seller under this Agreement. Accordingly, each Seller waives any and all notice of creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by any Buyer upon such Seller’s joint and several liability. Each Seller waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon such Seller with respect to the Obligations. When pursuing its rights and remedies hereunder against any Seller, a Buyer may, but shall be under no obligation, to pursue such rights and remedies hereunder against any Seller or any other Person or against any collateral security for the Obligations or any right of offset with respect thereto, and any failure by a Buyer to pursue such other rights or remedies or to collect any payments from such Seller or any such other Person to realize upon any such collateral security or to exercise any such right of offset, or any release of such Seller or any such other Person or any such collateral security, or right of offset, shall not relieve such Seller of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of a Buyer against such Seller.

27. Periodic Due Diligence Review. Each Buyer and/or a third-party contractor will periodically (i) perform due diligence of each Seller’s and NCFC’s origination and underwriting standards and facilities, (ii) perform due diligence of the Servicer’s facilities and servicing procedures, (iii) underwrite a portion of the Mortgage Loans on a sample basis and (iv) perform any other due diligence such Buyer may deem necessary, in its sole discretion exercised in good faith. Each Buyer shall provide notice to the related Seller of the identity of the applicable third-party contractor prior to the performance of any due diligence by such third-party contractor. Each Seller will reimburse each Buyer for all costs (including out of pocket costs and expenses) associated with up to two (2) such reviews per annum (not to exceed $50,000 per annum), provided however, that, upon the occurrence and continuation of any Event of Default, such limitation will not apply and the Sellers shall reimburse each Buyer for all costs associated with all due diligence reviews performed at the reasonable discretion of such Buyer. Each Seller acknowledges that each Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and each Seller agrees that upon reasonable prior notice to such Seller, each Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Asset Files and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the Seller’s control and/or the control of the Servicer or the Custodian. Each Seller also shall make available to each Buyer and its authorized representations a knowledgeable financial, credit or accounting officer for the purpose of answering questions respecting the Asset Files and the Purchased Assets. Without limiting the generality of the foregoing, each Seller acknowledges that each Buyer may enter into Transactions with such Seller based solely upon the information provided by such Seller to such Buyer in a Mortgage Loan Schedule and the representations, warranties and covenants contained herein, and that each Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets subject to such Transaction, including without limitation, but subject to the requirements of applicable law, ordering new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Purchased Assets. Each Buyer may underwrite such Purchased Assets itself or engage a third-party underwriter to perform such underwriting. Each Seller agrees to cooperate with each Buyer and any third-party underwriter in connection with such underwriting, including, but not limited to, providing such Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in such Seller’s possession, or under such Seller’s control, provided that, to the extent in form and substance reasonably acceptable to each Buyer, Sellers may provide any of the above referenced information in electronic format to such Buyer.

28. Set-off. In addition to any rights and remedies of such Buyer provided by law, each Buyer shall have the right, without prior notice to the Sellers, any such notice being expressly waived by the Sellers to the extent permitted by applicable law, upon any amount becoming due and payable by the Sellers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Buyer or any branch or agency thereof to or for the credit or the account of the Sellers. Each Buyer agrees promptly to notify the Sellers after any such set-off and application made by such Buyer; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

29. Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

30. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

31. Amendments. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Sellers and Buyers and any provision of this Agreement may only be waived in a writing signed by Buyers.

No express or implied waiver of any Event of Default by any Buyer shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 7, 9 or otherwise, will not constitute a waiver of any right to do so at a later date.

32. WAIVER OF JURY TRIAL. THE SELLERS AND BUYERS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

33. Intent. The Sellers and Buyers recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (“USC”) (except insofar as the type of Mortgage Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), a “forward contract” as that term is defined in Section 101 of Title 11 of the USC and a “securities contract” as that term is defined in Section 741 of Title 11 of the USC (except insofar as the type of Mortgage Loans subject to such Transaction or the term of the Transaction would render such definition inapplicable).

34. Entire Agreement. This Agreement supersedes and integrates all previous negotiations, contracts, agreements and understandings between the parties relating to a sale and repurchase of Purchased Assets, and it, together with the other Transaction Documents, and the other documents delivered pursuant hereto or thereto, contains the entire final agreement of the parties. No prior negotiation, agreement, understanding or prior contract between or among the parties related to the subject matter hereof, whether oral or written, shall have any validity.

35. Severability. If any provision of any Transaction Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Transaction Documents, and each Transaction Document shall be enforced to the fullest extent permitted by law.

36. Confidentiality. Buyers each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Sellers and their respective Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Buyers in a confidential manner, and shall not be disclosed by Buyers to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to any Buyer, (b) to Affiliates of any member of the Buyers, provided that any such Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 36, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by such Person or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Buyers), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Buyer’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement. The provisions of this Section 36 shall survive for one year after the Termination Date.

37. Reliance on Designated Persons. No party shall incur liability to any other in acting upon any telephone, telecopy, telex or letter request or communication which such party believes in good faith to have been given by a Buyer’s Designated Person or a Seller’s Designated Person or in otherwise acting in good faith under this Agreement. Further, all documents required to be executed in conjunction with Transactions under this Agreement may be signed by any Buyer’s Designated Person or Seller’s Designated Person.

The parties hereto hereby acknowledge that Deutsche Bank AG, New York Branch acts as administrative agent for the Noncommitted Buyers and may make determinations and otherwise act as agent of the Noncommitted Buyers for purposes of this Agreement and the Transactions.

[Signature pages follow]

IN WITNESS WHEREOF, the Buyers and Sellers have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

BUYERS:

DB STRUCTURED PRODUCTS, INC.

By: /s/ Glenn Minkoff
Name: Glenn Minkoff
Title: Director

By: /s/ Frank Byrne
Name: Frank Byrne
Title: Managing Director

ASPEN FUNDING CORP.

By: /s/ Evelyn Echevarria
Name: Evelyn Echevarria
Title: Vice President

NEWPORT FUNDING CORP.

By: /s/ Evelyn Echevarria
Name: Evelyn Echevarria
Title: Vice President

GEMINI SECURITIZATION CORP., LLC

By: Gemini Member Corp., as sole member

By: /s/ R. Douglas Donaldson
Name: R. Douglas Donaldson
Title: Treasurer

SELLERS:

NEW CENTURY MORTGAGE CORPORATION

By: /s/ Patrick Flanagan
Name: Patrick Flanagan
Title: President

NEW CENTURY CREDIT CORPORATION

By: /s/ Patrick Flanagan
Name: Patrick Flanagan
Title: President

HOME123 CORPORATION

By: /s/ Patrick Flanagan
Name: Patrick Flanagan
Title: Chief Executive Officer

NC CAPITAL CORPORATION

By: /s/ Patrick Flanagan
Name: Patrick Flanagan
Title: Chief Executive Officer